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                S T O C K   P U R C H A S E   A G R E E M E N T


     This Stock Purchase Agreement ("Agreement") is between Exxon Corporation, a New Jersey Corporation with an address of P.O. Box 2180, Houston, Texas 77252-2180 ("Exxon"), as seller, and Berry Petroleum Company, a Delaware Corporation with an address of Post Office Bin X, Taft, California 93268 ("Buyer"), as Buyer, effective on the Effective Date.

     Buyer desires to purchase all of the outstanding capital stock of the San Joaquin Production Company, a Louisiana Corporation, formerly known as the Exxon San Joaquin Production Company ("SJPC"), and Exxon desires to sell such stock to Buyer, subject to the terms and conditions of this Agreement. SJPC and Formax Oil Company, a California Corporation ("Formax") join in this Agreement for the purpose of agreeing to take all actions required by them under the terms herein. It is the parties' intent that Buyer have responsibility for all matters relating to SJPC and Formax (but not for the SJPC Property, as defined below), whether related to events occurring before or after closing this transaction, except to the limited extent provided in this Agreement.

     In consideration of their mutual promises under this Agreement, the benefits to be derived by each party, and other good and valuable consideration, Buyer and Exxon agree as follows:

                    		  ARTICLE 1.  DEFINITIONS

     The following terms as used in this Agreement will have the following definitions:

     1.01. Additional Instruments. The instruments, if any, executed by Buyer before Closing and delivered to Exxon in connection with this transaction, including Buyer's investigation of and bid for the SJPC stock.

     1.02. Associated Parties. Successors, assigns, directors, officers, employees, agents, contractors, and affiliates. It is expressly understood and agreed, that, for Exxon, Associated Parties shall include SJPC and Formax, their successors, assigns, directors, officers, employees, agents, contractors, and affiliates, provided that, notwithstanding the foregoing, it is understood and agreed that, SJPC and Formax, their successors, assigns, directors, officers, employees, agents, contractors and affiliates, shall not be deemed affiliates of Exxon with regard to any matter or action arising after the Closing Date.

     1.03.   Base Purchase Price.  The amount set forth in Section 3.01.

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     1.04.   Business Day.  Any day that the headquarters offices
of Exxon Company, U.S.A., a division of Exxon Corporation, in Houston, Texas, are scheduled to be and are open for business.

     1.05. Claim or Claims. Collectively, claims, demands, causes of action, and lawsuits asserted or filed by any person, including an artificial or natural person; a local, state, or federal governmental entity; an Associated Party of Buyer, Exxon, SJPC or Formax; or a third party.

     1.06. Closing. The delivery of the stock certificates and executed stock powers and funds by the parties to close the purchase and sale of the SJPC stock.

     1.07. Closing Date. The date on which Closing is scheduled to and does occur.

     1.08.   Code.  The Internal Revenue Code of 1986, as amended.

     1.09.   Condition.  Defined in Section 12.02.

     1.10. Effective Date. The date on which the last of the parties executes this Agreement.

     1.11.   Effective Time.  7 a.m. local time where the Formax
Property is located, on July 1, 1996.

     1.12. Environmental Laws. Applicable federal, state, and local laws, including statutes, regulations, orders, ordinances, and common law, currently enacted or enacted in the future and relating to protection of public health, welfare, and the environment, including those laws relating to storage, handling, and use of chemicals and other hazardous materials; those relating to the generation, processing, treatment, storage, transport, disposal, cleanup, remediation, or other management of waste materials or hazardous substances of any kind; and those relating to the protection of environmentally sensitive or protected areas. "Environmental Laws" includes, but is not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, and the Clean Air Act, as each is amended from time to time.

     1.13. Formax Property. That real and personal property described on Exhibit A hereto.

     1.14. SJPC Property. Any and all property owned by SJPC other than the stock of Formax.

     1.15. Liability or Liabilities. Collectively, all damages (including consequential and punitive damages), including those for personal injury, death, or damage to personal or real property (both surface and subsurface) and costs for remediation, restoration, or clean up of contamination, whether the injury, death, or damage occurred or occurs on or off the Formax Property by migration, disposal, or otherwise, losses, fines, penalties, expenses, costs to remove

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or modify facilities on or under the Formax Property, plugging liabilities for all Wells, attorneys' fees, court and other legal costs incurred in defending any Claim, liens, and judgments, whether these damages and other costs are known or unknown, foreseeable or unforeseeable.

     1.16.   NORM.  Naturally occurring radioactive material.

     1.17. Oil. Crude oil, distillate, drip gasoline, condensate, and liquid hydrocarbons.

     1.18.   Occurrence.  Defined in Section 12.03.

     1.19. Operator. The person designated as operator of an oil and gas property by the applicable regulatory agency.

     1.20. Strict liability. Includes strict statutory liability and strict products liability.

     1.21. Well or Wells. Oil and gas wells, both abandoned and unabandoned.

     1.22. Net Working Capital. The amount equal to the difference between: (a) the sum of the combined net balances (after giving effect to applicable allowances or reserves) of the cash accounts, accounts receivable, current prepaid accounts, and all other current period asset accounts of Formax and SJPC, with the exception of the product inventory accounts; and (b) the sum of the combined net balances of the accounts payable, and all other current liability accounts of Formax and SJPC, but excluding all income, ad valorem and severance taxes under the taxes payable account, all determined in accordance with GAAP and consistent with past reporting practices.

     1.23. Governmental Authority. Means any federal, state, local, or other governmental or administrative authority, agency, court, tribunal, commission, board or bureau.

     1.24. Income Tax. Means any tax based solely on or measured solely by taxable or net income (including the California franchise tax), including any interest, penalty, or addition to tax, imposed by any Governmental Authority and excluding, without limitation, any ad valorem tax, excise tax, sales tax, use tax, real or personal property tax, transfer tax, gross receipts tax, or other tax, assessment, duty, fee, levy or other Governmental charge, together with and including without limitation, any and all interest, fines, penalties, assessments and additions to tax resulting from, relating to, or incurred in connection with any such tax or any contest or dispute thereof.

     1.25. Income Tax Return. Means any report, statement, form, return or other document or information required to be supplied to a Taxing Authority in connection with Income Taxes.

     1.26. Proceeding. Means any action, suit or other judicial or administrative proceeding, at law or in equity, before any Governmental Authority.

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     1.27.   Return.  Means any and all returns, declarations of
estimated tax, reports, statements and other documents relating to or required to be filed in respect of Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

     1.28. Taxing Authority. Means any Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of Tax.

     1.29. Tax. Means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     1.30. Estimated Depletable Tax Basis. The estimated total depletable tax basis in the Formax Property as of the Effective
Time, determined by Formax prior to Closing.

     1.31. Assumed Depletable Tax Basis. A total depletable tax basis of $45 million.

     1.32 Estimated Depreciable Tax Basis. The estimated total depreciable tax basis in the Formax Property as of the Effective Time, determined by Formax prior to Closing.

     1.33 Assumed Depreciable Tax Basis. A total depreciable tax basis of $6 million.

        		     ARTICLE 2.  PURCHASE AND SALE

     2.01. Agreement to Sell. Pursuant to Buyer's offer, Exxon agrees to sell all the outstanding capital stock of SJPC to Buyer, and Buyer agrees to buy all such stock from Exxon, for the consideration recited in and subject to the terms of this Agreement.

     2.02.   Assets to be Sold and Retained.

     (a) It is understood that, as of the Effective Time, Formax's sole material asset is the Formax Property.

     (b)     It is expressly agreed that, prior to Closing:

	     (i)     Effective one minute prior to the Effective Time SJPC
              shall have conveyed all of its interest in the SJPC Property, to Exxon, or an entity designated by Exxon, on that form attached hereto as Exhibit B-1, it being expressly understood and agreed that: 1) neither this Agreement, nor any instrument executed in relation hereto, is intended to grant or convey to Buyer any interest in, or obligations pertaining to, the SJPC Property, and

              2) the provisions hereof concerning inspections, indemnities, and matters related thereto shall not be applicable to the SJPC Property, it being understood and agreed that, for the purposes of the application of this Agreement, the parties shall treat the SJPC Property as though it had been conveyed, pursuant to this provision, prior to the Effective Time; and

	     (ii)    Effective as of two minutes prior to the Effective Time, Formax shall have conveyed to SJPC, on the form attached hereto as
              Exhibit B-2, an Overriding Royalty upon the terms and conditions more specifically set out in said Exhibit B-2.  Effective as of one minute prior to the Effective Time, SJPC shall have conveyed said Overriding Royalty to Exxon on the form attached hereto as Exhibit B-3.

(c) If either party determines, either before or after the Closing Date, that the description of any interest contained in the instruments described in (b) (i) and (ii), above, is in error, then Exxon and Buyers will meet and use their best efforts to resolve the error. If necessary after Closing, the parties will execute and record appropriate correction and other instruments to correct the error.

                    			ARTICLE 3.  PURCHASE PRICE

     3.01. Base Purchase Price. The Base Purchase Price is U.S. Fifty One Million, Five Hundred Thousand Dollars ($51,500,000) subject to adjustment as provided herein.

     3.02. Performance Deposit and Payment. As evidence of good faith, Buyer has deposited with Exxon a performance deposit of U.S. Five Million Dollars ($5,000,000). The performance deposit will be credited to the Base Purchase Price at Closing, will not bear interest, and is not refundable except as provided in this Agreement. The performance deposit is not an earnest money deposit or liquidated damages, and forfeiture of the performance deposit as provided in this Agreement will be in addition to, and not in lieu of, the rights and remedies Exxon may have under law or in equity for Buyer's failure to perform as provided in this Agreement.

                   			 ARTICLE 4.  TAX MATTERS

     4.01 Tax Matters. SJPC and Formax have filed or will have filed by the Closing Date all Tax Returns required to be filed, and have paid all Taxes shown thereon as owing, except where the failure to file Tax Returns or to pay Taxes would not have an adverse effect on the financial condition of Buyer. The income of SJPC and Formax will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing
the books of SJPC and Formax as of the end of the Closing Date.   Buyer, SJPC,
and Formax, in accordance with the past custom and practice of SJPC and Formax, will furnish Tax information to Exxon for inclusion in Exxon's Returns for the period which includes the Closing Date. Subject to allocation as provided in Article 10, Exxon and its Associated Parties will be responsible for all Taxes resulting from operations of SJPC and Formax on or prior to


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the Closing Date.  Exxon and its Associated Parties will remain liable, and shall indemnify Buyer against and hold it harmless from, any Claims for such Taxes, penalties, interest, or assessments which relate to any Tax filing or Return which has been, will, or should be filed, and the Tax paid, by Exxon.

     4.02 Income Tax Sharing Agreements. Any Income Tax sharing agreement between or among Exxon, SJPC, and Formax is terminated as of the Closing Date.

     4.03 Taxes. Buyer, SJPC, and Formax will be responsible for all Taxes with respect to SJPC and Formax, resulting from operations subsequent to the Closing Date and will file the appropriate Returns relating to such Taxes. Buyer, SJPC, and Formax shall indemnify Exxon against and hold it harmless from any Claims for Taxes, penalties, interest, or assessments which relate to any such required Tax filing or Return which will or should be filed and the Tax paid by Buyer, SJPC, or Formax subsequent to the Closing Date. Up until five years after the Closing Date Exxon will furnish to Buyer Tax information relating to Formax, as reasonably requested, for inclusion in Buyer's, SJPC's or Formax's Income Tax Returns.

     4.04 Post-Closing Elections. At Exxon's request, Buyer will cause SJPC and Formax to make or join with Exxon in making any other election for any post acquisition period, if the making of such election does not have a material adverse impact on Buyer or limit Buyer's utilization of its or SJPC's investment in the Formax stock.

     4.05 Claims and Suits for Refund. With respect to any pending or subsequently filed Claim for refund of any Tax for or in respect to periods ending on or prior to the Closing Date, Buyer agrees to notify Exxon within ten (10) days of such Claim. Exxon will retain complete discretion to prosecute, settle or abandon on behalf of SJPC or Formax each of such Claims.

     Buyer will provide Exxon with all reasonable cooperation in obtaining such refunds (including the execution of appropriate powers of attorney) and will make the records and personnel of SJPC and Formax available to assist Exxon or any counsel designated by Exxon to prosecute any such Claim.

     In the event that any refund of any such Taxes is received by Buyer, SJPC, or Formax with respect to periods ending on or prior to the Closing Date, Buyer will pay to Exxon within fifteen (15) days an amount equal to such refund plus any interest received on such refund.

     4.06 Assistance and Records (Exxon). Buyer, SJPC, and Formax shall provide Exxon with such assistance as Exxon may reasonably request in connection with the preparation of Income Tax Returns or Returns relating to any other Taxes required to be filed by Exxon or its Associated Parties, any audit or other examination by any Taxing Authority, any Proceedings relating to liability for Income Taxes or other Taxes, or any Claim for refund with respect to such Taxes relating to the business or operations of SJPC, Formax, or the Formax Property prior to the Closing Date. Such assistance shall include making employees


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available to Exxon and its counsel, providing additional information and explanation of any material to be provided, furnishing to or permitting the copying by Exxon or its counsel, of any records, Returns, schedules, documents, work papers or other relevant materials which might reasonably be expected to be used in connection with such Return, audit, examination, Proceeding or Claim.

     (a) Exxon will retain complete discretion in conducting and resolving any audit, administrative or judicial Proceeding relating to any such Tax with respect to periods ending on or before the Closing Date. Buyer will notify Exxon within five (5) days of any such audit, proposed adjustment or related matter that could affect Exxon's Income Tax or other Tax liability.

     (b) Exxon will identify and retain either originals or copies of any records or information which, in Exxon's sole discretion, may be relevant to such Return, audit, examination Proceeding, or Claim. Buyer will otherwise retain and, upon the request of Exxon, provide any records or information which may be relevant to such Return, audit, examination, Proceeding, or Claim.

     4.07 Assistance and Records (Buyer). Exxon shall provide Buyer, SJPC, and Formax with reasonable assistance relating to the Taxes, including ad valorem and severance taxes, concerning SJPC and any of its assets as of Closing as Buyer, SJPC and Formax may reasonably request within 5 years after the Closing Date in connection with the preparation of Income Tax Returns or Returns relating to any other Taxes required to be filed by Buyer, SJPC or Formax, any audit or other examination by any Taxing Authority, any Proceedings relating to liability for Income Taxes or other Taxes, or any Claim for refund with respect to such Taxes relating only to the operations of the Formax Property. It is expressly agreed that, in the event that Buyer shall request any type of audited financial records, Buyer shall enter into an agreement for the provision of such records with an accounting firm approved by Exxon, and Buyer shall be solely responsible for the cost of obtaining such financial records.

             		       ARTICLE 5.  BUYER'S REVIEW

     5.01. Buyer's Review before Signing this Agreement. Exxon gathered data relating to SJPC, Formax and the Formax Property for the Buyer to review before submitting a bid and signing this Agreement. The data included files in the possession of Exxon, SJPC, and Formax, concerning the Formax Property (for example, geological, geophysical, production, engineering, and other technical data and records; contract, land, lease, and permit records; and files concerning petroleum, produced water, wastes and other materials that may have leaked, spilled, or been disposed of on-site, with locations, pits and pit closures, burial, landfarming, landspreading, underground injection, and solid waste disposal sites).

     Buyer must notify Exxon in writing if it wishes to review any additional files or data, but Exxon's obligation to provide additional data is limited to data that are reasonably available to it. Exxon and its Associated Parties have no obligation to provide access to, and Buyer waives any claims to inspect, Exxon's or its Associated Parties' interpretive, predictive, confidential,


<PAGE 8>
private, proprietary, or privileged information (including personnel records), or information whose dissemination is restricted by agreements between Exxon or its Associated Parties and third parties. Exxon and its Associated
Parties have no obligation to provide any information to Buyer that is available to the general public, whether in the public records or from a governmental entity or agency on request.

     Buyer represents by entering into this Agreement that it has reviewed the records related to SJPC, Formax, and the Formax Property, and all other relevant records to its satisfaction to enable it to make its bid and execute this Agreement. Buyer may request adjustments to the Base Purchase Price after the Effective Date only for Title Defects, Conditions, and Material Differences, as provided below. Buyer has undertaken all appropriate inquiry, to its satisfaction, and has made an informed decision to acquire all of the outstanding capital stock of SJPC on the basis of its own investigations and without reliance on statements or investigations by any other person, including Exxon and its Associated Parties.

     5.02. Access to Formax Property. Buyer had the opportunity to inspect and inventory the Formax Property before signing this Agreement. On Buyer's request, Exxon will provide additional access to the Formax Property at any reasonable time before Closing. Buyer may inspect the premises and conduct an environmental assessment of the Formax Property, including investigations to identify wetlands and sensitive and protected habitats. If this Agreement is terminated, Buyer must restore the premises of the Formax Property to their pre-entry condition.

     Buyer's visits to the Formax Property will be scheduled by mutual consent of the parties, subject to Buyer's providing Exxon at least five days written notice of the locations that it wishes to visit and the proposed times. Exxon may accompany Buyer during its site visits. Entry onto the Formax Property will be subject to third-party restrictions, if any, and to Exxon's safety, industrial hygiene, drug and alcohol and firearm requirements, and will be at Buyer's sole risk and expense.

     If Buyer undertakes an environmental assessment, both the consultant (if consultants are employed) and the scope of the proposed assessment, including testing protocols, must be reasonably acceptable to Exxon before the work may begin. If Buyer and Exxon cannot agree on Buyer's proposed environmental assessment plan, then Exxon may, at its sole option, terminate this Agreement and Exxon will refund the performance deposit to Buyer.

     If Buyer takes samples from the Property, Exxon may require splitting of each sample. Buyer will deliver, at Buyer's cost, copies of all draft and final reports, results, data, and analyses of the site visits, inspections, and assessments to Exxon within five days of Buyer's receipt of them, at Buyer's cost. Exxon and its Associated Parties will have no confidentiality obligation with regard to this information and may disclose it to third parties and use it for any purpose.

     5.03. Materials and Equipment. Facilities and major items of material and equipment included in the Formax Property have been described to Buyer. By signing this Agreement, Buyer acknowledges that it has had the opportunity to inspect and inventory the facilities, material and equipment and is satisfied with them, including their condition. There will be no


<PAGE 9>
adjustment to the Base Purchase Price on the basis of facilities, material and equipment. Facilities, material and equipment observed during Buyer's inspection are subject to replacement or depletion before Closing as a result of normal and customary operations.

     5.04. No Warranty of Accuracy; Disclaimer. Exxon and its Associated Parties make no warranty, and expressly disclaim all warranties, as to the accuracy or completeness of the files and other information that they may provide to Buyer. If Buyer determines during its review that any files or data may be incomplete or inaccurate, it will either notify Exxon of its conclusions in writing not later than ten days before the Closing Date or be deemed to have waived complaints as to the incompleteness or inaccuracy of the files or data.

     5.05. Buyer's Confidentiality Obligations. Buyer will keep confidential all information provided pursuant to the terms hereof, except to the extent that information (a) was public knowledge when Buyer received the information;
(b) becomes public knowledge without breach of this Agreement by Buyer; or
(c) was known to Buyer before receipt or discovery of the information in connection with its review of SJPC, Formax, and the Formax Property. Buyer may not use the information for any purpose other than evaluation of SJPC and may not divulge the information to any person except those who need to know it in order to evaluate SJPC for Buyer under this Agreement. Buyer will enforce this confidentiality obligation as to all persons with whom it shares the information and is liable to Exxon for a breach of this obligation by any person to whom Buyer has disclosed the information. If this transaction does not close, Buyer will return to Exxon all information that it obtained from Exxon or its Associated Parties, destroy all of its work papers and analysis that incorporate the information, and be subject to these confidentiality obligations for five years after the Effective Date. Buyer's confidentiality obligation will not, however, survive Closing.

                 		  ARTICLE 6.  TITLE AND TITLE DEFECTS

     6.01.   Title Defect.  "Title Defect" means any one of the following:

     (a) Formax's title at the Effective Time as to all or any part of the Formax Property is subject to an outstanding mortgage, deed of trust, lien or other monetary encumbrance or adverse claim not listed or referenced on Exhibit A that would induce a purchaser to suspend payment of proceeds for the Formax Property or require the furnishing of security or indemnity. Evidence that Formax is currently receiving its full share of proceeds from a purchaser or third-party Operator (not under a 100% or other division order requiring Formax to further distribute proceeds to third parties) for the Formax Property creates a presumption that no Title Defect exists with respect to the Formax Property.

     (b) Formax's net revenue interest or working interest in the Formax Property at the Effective Time is less than that shown on Exhibit A, provided that, for the purposes hereof, Formax's net revenue interest in the Formax Property shall not be deemed to be reduced as a result of the existence of any of those interests described on Exhibit A, including, but not limited to a back-in to a working interest or an increase in an overriding royalty, which occurs under the terms of said interests.

     (c) Formax's interest would be reduced if a third party were to exercise a reversionary, back-in, or other similar right not listed or referenced on Exhibit A.

     (d) Formax is in material default under some material provision of a lease, farmout agreement, or other agreement resulting in loss of all or any part of the Formax Property.

     (e) The title of Exxon to all of SJPC stock or the title of SJPC to all of Formax stock is subject to an outstanding mortgage, deed of trust, lien or other monetary encumbrance or claim.

     (f)     Exxon has not complied with the warranties set out in
             Section 19.01.

     "Title Defect" does not include (A) a lien or encumbrance in the form of a judgment secured by a supersedeas bond or other security approved by the court issuing the order; or (B) the loss of lease acreage between the Effective Time and the Effective Date (whichever is earlier) and the Closing Date, because the lease term expires.

     Buyer must promptly notify Exxon in writing if Buyer determines that Formax's net revenue interest or working interest for the Formax Property is greater than that shown on Exhibit A.

     6.02.   Adjustments to Base Purchase Price.

       	(a) At any time on or before the tenth day before the Closing Date, Buyer may request an adjustment to the Base Purchase Price based on a Title Defect. At any time before the Closing Date, Exxon may request an adjustment to the Base Purchase Price if Formax 's net revenue interest or working interest in the Formax Property is greater than that shown on Exhibit A. A notice requesting an adjustment must be timely and in writing and include appropriate documentation to substantiate the adjustment, or the claimant will be deemed to have waived its claim to adjust the Base Purchase Price for the matter stated in the notice.

        (b) If either party gives notice under the previous section, the parties will meet and use their best efforts to agree on the validity of the claim and, if applicable, the amount of the adjustment, using the following criteria:

            		(1)  If the claim is based on Formax owning a different net
                   revenue interest than that shown on Exhibit A, then the
                   Base Purchase Price will be adjusted upward (in the event
                   Formax owns a greater interest) or downward (in the event
                   Formax owns a lesser interest) by an amount equal to the
                   absolute value of the amount yielded by the following
                   formula:


<PAGE 11>
                   Adjustment = A x (1-[B/C])

                   A = Base Purchase Price

                   B = correct net revenue interest

                   C = net revenue interest as shown on Exhibit A.

		            (2)  If the claim is based on a lien, encumbrance, or other monetary charge on a property that is liquidated in
                   amount, then the adjustment will be the sum necessary to
                   remove the encumbrance from the affected property.

         	    (3) If the claim is based on an obligation or burden that is not liquidated, but can be estimated with reasonable certainty, the adjustment will be the sum necessary to compensate Buyer on the Closing Date for the adverse economic effect on the affected property.

       	(c) If the amount of the adjustment for each Title Defect cannot be determined based on the above criteria, and if the parties cannot otherwise agree on the amount of an adjustment, Exxon may, at its sole option and upon written notice to Buyer, either:

           		 (1)  terminate this Agreement and refund the performance deposit
                   or

           		 (2)  elect to arbitrate the dispute under the provisions of
                   Exhibit C.

       	(d) The Base Purchase Price will be adjusted only if the net amount of all adjustments under this section, plus the amount of all adjustments made under Section 12.02, is greater than $250,000. If the net amount of all adjustments would result in the Base Purchase Price being reduced by more than ten percent Exxon may, upon written notice to Buyer, terminate this Agreement and refund the performance deposit.

       	(e) Exxon may, at its sole option, elect by written notice to Buyer before the Closing Date to cure some or all of the Title Defects. No price adjustment will be made at Closing for the Title Defects that Exxon elects to cure. If any Title Defect is not cured within ninety days after Closing, the price adjustment will be determined under the criteria set forth in this section, including, but not limited to, the provisions of Section 6.02(d).

               		      ARTICLE 7.  CHANGE OF OPERATORSHIP


<PAGE 12>
     7.01. Buyer must apply for and obtain, where possible under applicable regulations, regulatory approvals and permits and satisfy requirements of financial security to operate the Formax Property provided in Section 8.04.


                   			      ARTICLE 8.  CLOSING

     8.01. Closing Date. The Closing Date will be on or before December 13, 1996, unless delayed as provided in this Agreement, at a place to be agreed upon by Exxon and Buyer. If the parties agree, Closing may be handled by exchange of documents, by mail or courier. No price adjustment will be made as a result of Closing being delayed.

     8.02. Buyer's Request to Delay Closing. Buyer shall have the right to delay Closing for a period of up to 14 days after the date stated in Section 8.01, to make the environmental assessment of the Formax Property under Section 5.02 hereof or to obtain and examine additional information if Buyer determines in its review that any files or data may be incomplete or inaccurate as specified in Section 5.01 hereof. If Buyer requests that Closing be delayed for any other reason, and in any case if Buyer requests that Closing be delayed for a period longer than 14 days, such delay must be approved by Exxon in writing, and Exxon may require Buyer to pay, as consideration for and a condition of its agreement to such delay, an additional performance deposit equal to the original performance deposit as set forth in Section 3.02 due to Exxon in cash or its equivalent within five days of Exxon's agreement to delay. This additional performance deposit will be treated as the performance deposit for all purposes under this Agreement.

     8.03. Exxon's Right to Delay Closing. Upon written notice to Buyer, Exxon may, at its sole option and for any reason, delay Closing for up to 14 days after the date stated in Section 8.01. It is expressly understood and agreed that the maximum amount that Closing may be delayed under this Section and Section 8.02 is a total of 14 days, and that any additional delay provided for in Section 8.02 at Exxon's option may require the payment of an additional performance deposit.

     8.04.   Closing Obligations.

     (a) Certificates of Authority. Exxon may require Buyer to deliver, at least five days before the Closing Date, certificates in form and substance satisfactory to Exxon, effective as of the Closing Date and executed by Buyer's duly authorized officer, partner, or owner, as appropriate, to the effect that: (1) Buyer has all requisite corporate, partnership, or other power and authority to purchase all of the outstanding capital stock of SJPC on the terms of this Agreement and to perform its other obligations under this Agreement and has fulfilled all corporate, partnership, or other prerequisites to closing this transaction, and (2) each individual executing the closing documents has the authority to act on behalf of Buyer.


<PAGE 13>
     (b) Change of Operatorship. Buyer will deliver to Exxon on or before the Closing Date the following: (1) evidence of compliance with the requirements of all laws and regulations relating to the transfer of operatorship of the Formax Property, including those regarding the assumption of responsibility for the plugging and abandoning of each Well thereon, including, as applicable, evidence that the appropriate bond, surety letter, letter of credit, or other financial security has been accepted by the relevant regulatory agency; and (2) evidence that Buyer has, where possible under applicable regulations, obtained all necessary permits or transfers of permits to operate the Formax Property.

     (c) Closing Settlement Statement. Exxon will provide a closing settlement statement including items such as Base Purchase Price, adjustments to the Base Purchase Price, performance deposit, adjustments under Article 10, and copying costs, to the extent this information is available at Closing. Exxon will use estimates in the closing settlement statement to the extent that estimates are necessary and may correct the estimates in the final settlement statement to be prepared under Article 14.

     (d)     Closing Documents.

       	     (1) Upon payment of the Purchase Price, Exxon will deliver to Buyer:

           		     (i)   Certificates representing all the outstanding capital
                        stock of SJPC together with stock powers executed to
                        Buyer.  All requisite stock transfer taxes, if any,
                        shall be the responsibility of Buyer and no adjustment
                        to the Purchase Price for their cost will be made.

            		    (ii)  A Certificate of Non-foreign Status.

             		   (iii) Change-of-operator forms for Wells on the Formax
                        Property.

            		    (iv)  The closing settlement statement.

           		     (v)   An executed letter from each present director, officer
                        and secretary of SJPC and Formax in each case resigning
                        their respective office with effect from Closing.

            		    (vi)  Other documents reasonably required to close this
                        transaction and implement the terms of this Agreement.

           	 (2)  At Closing, in addition to paying the Purchase Price, Buyer shall deliver:

            		    (i) a certificate that all its representations under this Agreement and the Additional Instruments are true as of the Closing Date. (ii) Other


<PAGE 14>
                        documents reasonably required to close this transaction and implement the terms of this Agreement.

     (e) Payment to Exxon. At Closing, Buyer will pay Exxon the net amount shown on the closing settlement statement by funds transfer as that term is defined in code section 4A.104(1) of the Texas Business and Commerce Code. This amount is subject to further adjustment after Closing as provided in this Agreement. Notwithstanding any other provision of this Agreement, Buyer must make payment by the specific means stated, or Exxon may refuse to proceed with Closing until Exxon, in its sole discretion, is satisfied that it has received full payment.
             This right is in addition to all other rights and remedies Exxon may have under this Agreement, at law, or in equity.

     8.05. Condition Precedent. Buyer's performance of its obligations under this Article is a condition precedent to Exxon's obligation to close this transaction.

     8.06 Insurance. Exxon will terminate all insurance that it has provided for the SJPC, Formax, and the Formax Properties. If the Effective Time is before the Closing Date, the termination will be retroactive to the Effective Time. Buyer relinquishes and waives, on its behalf and on behalf of all persons subrogated to Buyer's rights, all rights to claim against any insurance provided by Exxon and its Associated Parties.

              	      ARTICLE 9.  POST-CLOSING OBLIGATIONS

     9.01. Copies. Within sixty days after the Closing Date, Exxon will deliver to Buyer, at Buyer's cost and request, the originals of the data and records described in Section 5.01. Buyer must advise Exxon prior to Closing which data and records that it wants. To the extent that Buyer already has copies of the data and records, it shall exchange such copies for the originals. To the extent that Buyer does not have copies of such records, Exxon shall arrange for them to be copied, at Buyer's expense. If Buyer requests geophysical data and if Exxon is not restricted from releasing the data to Buyer, Buyer's execution of a licensing agreement satisfactory to Exxon will be a condition of Exxon's delivering the data to Buyer.

     9.02. Buyer's Compliance. Buyer will comply with all rules, regulations, statutes, and laws applicable to Buyer's ownership or operation of SJPC, Formax and the Formax Property.

     9.03. Plugging and Abandoning Wells; Remediation. Buyer recognizes, and will cause Formax to perform properly and in accordance with applicable law, all obligations to abandon, restore, and remediate the Formax Property, whether arising before or after the Effective Time, including, but not limited to, obligations to:

     (a) obtain plugging exceptions in Buyer's name for each Well with a current plugging exception, if required under applicable law, or permanently plug and abandon the Well;


<PAGE 15>
     (b) plug, abandon, and reabandon, if necessary, each Well as required under applicable law;

     (c) remove all equipment and facilities, including flowlines and pipelines;

     (d)     close all pits; and

     (e) restore the surface and subsurface as appropriate and in accordance with all requirements under law, including the rules, regulations, and requirements of all governmental authorities with jurisdiction, and in accordance with all obligations, express or implied, under any agreement with respect to or pertaining to the Formax Property.

     Buyer will pay all costs and expenses associated with the obligations assumed under this section.

	     ARTICLE 10.  ACCOUNTS, ALLOCATION OF PRODUCTION AND REVENUE, EXPENSE
                OF OPERATION, TAXES, LIABILITIES, AND PERSONNEL

     10.01. Accounts. At Closing and/or in the Final Settlement Statement provided for in Article 14, in addition to any adjustments, and other payments provided for herein, it is understood and agreed that the Base Purchase Price shall be adjusted as follows:

     (a)  Exxon shall be credited with an amount equal to the sum of:

    	     (i)  All Oil in storage on the Formax Property as of the
               Effective Time, it being understood and agreed that Exxon, at its sole option, may include as "Oil in storage" all Oil in the system downstream of the wellhead at the Effective
               Time, including Oil in stock tanks, wash tanks and heater treaters, and Exxon, at its sole option, may either run or gauge the oil in storage and will read and replace all gas meter charts at the Effective Time. Oil inventories will be priced at the price received by Exxon as of the Effective Time;

     	    (ii) The expenses incurred in operating the Formax Property between the Effective Time and the Closing Date, it being expressly understood and agreed that such expenses shall be deemed to be the sum of the following: (1) Operation and Maintenance Expenses, which shall be the actual costs incurred for and incidental to the operation, protection, and maintenance of the Formax Property (but excluding costs under (2) below), provided that, to the extent that such actual costs are not available for such period, such costs shall be based on the average costs for the Formax Property for the preceding three-month period; (2) Other Costs which shall include workover costs, plugging, abandoning, and reabandoning costs, and other costs incurred by Exxon incidental to the operation, protection, and maintenance of the Formax

               Property, on an actual-cost basis; and (3) Overhead, at a rate equal to 25% of the sum of the amounts under paragraphs
               (1) and (2) above; and

     	   (iii) Any Taxes paid by Exxon for which Buyer is liable pursuant to the terms of Section 10.03 hereof.

     (b) Buyer shall be credited with an amount equal to the sum of:

         (i) The revenue received by Formax for its share of production from the Formax Property, less any applicable revenue based taxes, from the Effective Time to the Closing Date; and

    	    (ii)  Any other Taxes paid by Buyer for which Exxon is liable pursuant to the terms of Section 10.03 hereof.

     10.02. Contracts. Prior to Closing, Exxon and Buyer, acting together, in good faith, shall determine what actions shall be taken with regard to any contracts between SJPC and/or Formax and any third party. Upon Closing, all current interaffiliate agreements between SJPC and/or Formax and Exxon or its Associated Parties shall terminate, any applicable periods for notice of termination shall be deemed waived, and SJPC, Formax and Buyer shall have no remaining rights (e.g., insurance coverage for Claims arising prior to the Effective Time or Closing, whichever is later) or obligations under said agreements. Prior to Closing, Buyer will be responsible for making suitable arrangements to replace the services provided to SJPC and Formax by Exxon and its Associated Parties.

     10.03. Allocation of Taxes. Taxes with respect to Formax and the Formax Property for the Tax year in which the Effective Time occurs shall be prorated to the Effective Time. Exxon shall be liable for a fraction thereof based upon the number of days in the Tax year prior to the Effective Time, and Buyer shall be liable for the balance thereof. After the Effective Time, Formax, in the normal course of its business, will pay
Taxes as they become due.

     The Income Tax allocation will be based upon Formax's forecasted taxable income as determined by Formax in the regular course of business for the December 15, 1996 Federal income tax estimated payment. The Income Tax liability will be determined by applying the applicable Federal and State Income Tax rates to the taxable income of Formax as if Formax were not a member of Exxon's consolidated group. The Income Tax allocation will be exclusive of any gain or loss associated with the distribution of assets, or any other previous intercompany transaction, which will inure to Exxon according to the Consolidated Return Regulations.

     The allocation for ad valorem taxes will be based on the 1996 assessment for the 1996-1997 tax year, or, if that assessment is not known, then the apportionment will be based on the assessment for the previous
Tax year. It is expressly understood and agreed that Buyer shall be solely liable for 1996-1997 tax year ad valorem Taxes.


<PAGE 17>
     The allocation for severance taxes will be based on the assessment for the 1996 Tax year, although that assessment may be based on the previous years production.

     10.04 No Adjustment for SJPC. There will be no adjustment to the Base Purchase Price for Taxes relating to SJPC or the SJPC Property.

     10.05 Adjustment for Depletable Tax Basis. There shall be an adjustment to the Base Purchase Price for the difference between the Estimated Depletable Tax Basis and the Assumed Depletable Tax Basis. To the extent that the Estimated Depletable Tax Basis is greater than the Assumed Depletable Tax Basis, the Base Purchase Price will be adjusted upward by 16.7% of the difference. To the extent that the Estimated Depletable Tax Basis is less than the Assumed Depletable Tax Basis, the Base Purchase Price will be adjusted downward by 16.7% of the difference.

     10.06 Adjustment for Depreciable Tax Basis. There shall be an adjustment to the Base Purchase Price for the difference between the Estimated Depreciable Tax Basis and the Assumed Depreciable Tax Basis.
To the extent that the Estimated Depreciable Tax Basis is greater than the Assumed Depreciable Tax Basis, the Base Purchase Price will be adjusted upward by 32% of the difference. To the extent that the Estimated Depreciable Tax Basis is less than the Assumed Depreciable Tax Basis, the Base Purchase Price will be adjusted downward by 32% of the difference.

     10.07 Adjustment for Tax Basis. If the sum of the Estimated Depreciable Tax Basis and the Estimated Depletable Tax Basis differs by more than $5,000,000 from the sum of the Assumed Depreciable Tax Basis and the Assumed Depletable Tax Basis, then, Exxon and Buyer shall negotiate in good faith to agree upon an adjustment to the Purchase Price in lieu of the adjustment provided for in Sections 10.05 and 10.06, that takes into account the discrepancy. In the event that Exxon and Buyer cannot agree upon such an adjustment, the matter shall be handled under the alternative dispute resolution procedures set out in Section 11.06 hereof.

     10.08. Sales, Transfer, and Recordation Taxes and Fees. Notwithstanding anything to the contrary contained herein, Buyer agrees to pay any sales, use or transfer taxes due as a result of the sale of the stock of SJPC. Buyer agrees to pay any recordation fees incident to the sale.

     10.09. Net Working Capital. Exxon will make reasonable efforts to cause the Net Working Capital remaining on the balance sheets of SJPC and Formax to be reduced to as close to zero as possible. Where feasible, Exxon will cash settle, or cause to be cash settled, individual current period asset and liability accounts prior to Closing.

     (i) In the event that a positive Net Working Capital balance exists on the combined balance sheets of SJPC and Formax as of the Closing Date, any amount owing to Buyer under 10.01 (b), above, will be reduced by the amount of the positive Net Working Capital balance.


<PAGE 18>
    (ii) In the event that a negative Net Working Capital balance exists on the combined balance sheets of SJPC and Formax as of the Closing Date, any amount owing to Buyer under 10.01 (b), above, will be increased by the amount of the negative Net Working Capital balance.

     10.10. Liabilities and Claims. Except as provided in Section 10.01 to the contrary, there will be no adjustment in the Base Purchase Price at Closing or in the final settlement for any Claim or Liability relating to SJPC, Formax or the Formax Property, regardless of how or when the Claim or Liability arose or arises or whether it was foreseeable or unforeseeable.

     10.11. Personnel. As of the Effective Time and Closing Date, SJPC and Formax will have no employees or obligations relating thereto. All current directors and officers of SJPC and Formax will resign from their respective office effective upon Closing.

        ARTICLE 11. BUYER'S RELEASE AND COVENANT NOT TO SUE; BUYER'S OBLIGATIONS TO INDEMNIFY, DEFEND, AND HOLD HARMLESS; DISPUTE RESOLUTION

     11.01. Buyer's Release of Exxon and its Associated Parties. Except as otherwise provided in this Agreement, Buyer releases and discharges Exxon and its Associated Parties from each and every Claim or Liability relating to SJPC, Formax, and the Formax Property, and this transaction, regardless of when or how the Claim or Liability arose or arises or whether the Claim or Liability was foreseeable or unforeseeable. Buyer's release of Exxon and its Associated Parties includes Claims and Liabilities resulting in any way from the negligence or strict liability of Exxon and its Associated Parties, whether the negligence or strict liability is active, passive, joint, concurrent, or sole. Except as otherwise provided in this Agreement, there are no exceptions to Buyer's release of Exxon and its Associated Parties, and this release is binding on Buyer and its successors and assigns. The release granted herein by Buyer shall also be deemed to have been granted to Exxon by SJPC and Formax as of Closing, and after Closing all of the terms and conditions of such release shall be binding upon SJPC and Formax.

     11.02. Buyer's Covenant Not to Sue Exxon or its Associated Parties. Except as otherwise provided in this Agreement, Buyer covenants not to sue Exxon or its Associated Parties with regard to any Claim or Liability relating to SJPC, Formax, the Formax Property, and this transaction, regardless of when or how the Claim or Liability arose or arises or whether the Claim or Liability is foreseeable or unforeseeable. Buyer's covenant not to sue Exxon or its Associated Parties includes Claims and Liabilities resulting in any way from the negligence or strict liability of Exxon and its Associated Parties, whether the negligence or strict liability is active, passive, joint, concurrent or sole. Except as otherwise provided in this Agreement, there are no exceptions to Buyer's covenant not to sue Exxon or its Associated Parties, and this covenant is binding on Buyer and its successors and assigns. The covenant not to sue made herein by Buyer shall also be deemed to have been granted to Exxon by SJPC and Formax as of Closing, and after Closing all of the terms and conditions of such covenant shall be binding upon SJPC and Formax.


<PAGE 19>
     11.03. Buyer's Duty to Indemnify, Defend, and Hold Exxon and its Associated Parties Harmless. Buyer will indemnify, defend, and hold Exxon and its Associated Parties harmless from all Claims and Liabilities arising at any time, whether before or after the Effective Time, whether known or unknown, foreseeable or unforeseeable, made by any person and arising out of or resulting from:

     (a) the ownership of Formax by SJPC, the operation of Formax or the Formax Property by Exxon or its Associated Parties, or acts or omissions by Exxon or its Associated Parties in connection with SJPC, Formax or the Formax Property. Buyer's indemnification shall also cover Claims and Liabilities arising out of Exxon's ownership or operation of SJPC, or acts or omissions by Exxon in connection with SJPC, to the extent, and only to the extent, that such Claims and Liabilities are directly related to Formax or the Formax Property. In each instance, Buyer's indemnity hereunder shall include Claims and Liabilities resulting from the negligence or strict liability of Exxon or its Associated Parties, whether the negligence or strict liability is active, passive, joint, concurrent, or sole;

     (b) the ownership of SJPC by Buyer, the continued ownership of Formax by SJPC following this transaction, the operation of SJPC, Formax or the Formax Property by Buyer or its Associated Parties, or the acts or omissions of Buyer or its Associated Parties in connection with SJPC, Formax or the Formax Property or under this Agreement, in each instance including Claims and Liabilities resulting from the negligence or strict liability of Exxon or its Associated Parties, whether the negligence or strict liability is active, passive, joint, concurrent, or sole; or

     (c) the acts or omissions of third parties relating to, Formax or the Formax Property, and the acts or omissions of third parties relating to SJPC to the extent, and only to the extent, of any Claims or Liabilities that are directly related to Formax or the Formax Property, in each instance including Claims and Liabilities resulting from the negligence or strict liability of Exxon, Formax or its Associated Parties, whether the negligence or strict liability is active, passive, joint, concurrent, or sole.

     (d) any preferential right of purchase and/or similar right or interest provided for in the instruments creating those interests described on Exhibit A hereto.

    	Subject to the terms of Article 19 hereof, Buyer's obligations under this Agreement to indemnify, defend, and hold Exxon and its Associated Parties harmless include Claims and Liabilities arising in any manner from the following:

     (i) the review, inspection, and assessment of SJPC, Formax, the Formax Property by Buyer and its Associated Parties as described in Article 5;


<PAGE 20>
      (ii) obligations to plug and abandon Wells and remediate the Formax Property, as described in Section 9.03;

      (iii) the physical or environmental condition of SJPC, Formax, or the Formax Property, including Claims and Liabilities under the Environmental Laws, as described in Article 12, or failure to comply with the Environmental Laws;

      (iv) remediation activities, as described in Sections 12.02 and 12.03, including damages incurred by Buyer or its Associated Parties during or arising from remediation activities;

      (v) lawsuits filed before the Effective Time, but amended after the Effective Time to include Exxon, SJPC, Formax, the Formax Property or Exxon's ownership of or activities regarding SJPC, Formax, or the Formax Property; and

      (vi) lawsuits filed after the Effective Time relating to Exxon, SJPC, Formax, the Formax Property or Exxon's or its Associated Parties' ownership of or activities regarding SJPC, Formax, or the Formax Property.


     The indemnities granted above by Buyer shall also be deemed to have been granted to Exxon by SJPC and Formax as of Closing, and after Closing all of the terms and conditions of such indemnities shall be binding upon SJPC and Formax.

     Buyer's obligations to indemnify, defend, and hold Exxon and its Associated Parties harmless do not apply to Claims and Liabilities that result from a judgment rendered or settlement reached in a lawsuit filed before the Effective Time against Exxon, SJPC or Formax, such Claims and Liabilities being covered by Section 19.03 hereof.

     11.04. Buyer's Duty to Defend. Buyer acknowledges that its obligations to indemnify, defend, and hold Exxon and its Associated Parties harmless under this Agreement includes obligations to pay the attorneys' fees and court and other costs incurred by Exxon and its Associated Parties in defending all Claims. As to each Claim and Liability, Exxon, at its sole option, may elect to (a) manage its own defense, in which event Buyer will reimburse Exxon and its Associated Parties for all attorneys' fees and court and other costs reasonably incurred in defending a claim, upon delivery to Buyer of invoices for these fees and costs (including in-house staff costs); or (b) tender its defense as to any Claim to Buyer, in which event Buyer will be responsible for all aspects of defending the Claim at issue and resulting Liabilities.

     11.05. The SJPC Property. Notwithstanding anything contained herein to the contrary, it is expressly understood that Buyer shall not assume any responsibility for the SJPC Property, which was retained by Exxon pursuant to
Section 2.02, and that the covenant not to sue and the indemnities provided for herein shall not apply to any Claim or Liability pertaining to the SJPC Property.


<PAGE 21>
     11.06. Alternate Dispute Resolution and Arbitration. This section applies to any dispute between the parties, arising at any time, that is not subject to Buyer's release under Section 11.01 or Buyer's covenant not to sue under Section 11.02 or is not specifically excluded under this section. Whether a dispute is subject to Section 11.01 or 11.02 or this section (or is excluded from this section by its terms) and whether there is a contract between the parties are issues that will be resolved under the alternate dispute resolution and arbitration provisions of this section.

     As to the disputes subject to this section, any Claim or controversy of whatever nature, including an action in tort or contract or a statutory action ("Disputed Claim"), or the arbitrability of a Disputed Claim, will be resolved under the terms, conditions, and procedures of Exhibit C and will be binding on both parties and their respective successors and assigns. Neither party may prosecute or commence any suit or action against the other party relating to any matters that are subject to this section.

     It is expressly understood and agreed that this section shall be applicable to any dispute that arises between Exxon and Buyer and/or its Associated Parties over the payment of the overriding royalty created under Exhibit B-2 hereof, in the event that such dispute is not resolved by the procedures set out therein, provided that nothing contained herein shall be deemed to impair the remedies of the owner of said overriding royalty that are also set out therein.

     Exxon will determine, at its sole discretion, whether a Claim filed by a third party against Buyer or Exxon will be subject to this section. If Buyer has notified Exxon before Closing of a Disputed Claim and the Disputed Claim is not resolved prior to Closing, the Disputed Claim will not be subject to this section unless agreed by the parties.

     The addresses for notice under this section are:

     Exxon:                          Buyer:
     c/o Exxon Company, U.S.A.       Berry Petroleum Co.
     P.O. Box 2180                   P.O. Bin X
     Houston, Texas  77252-2180      Taft, California  93268
     Attention:  J. R. Kahn          Attention:  Jerry V. Hoffman
	        Asset Manager                   President and Chief
                                					    Executive Officer

     11.07. Buyer's Waiver of Consumer Protection Laws. As partial consideration to Exxon to enter into this Agreement, Buyer can and does expressly waive the provisions of the Texas Deceptive Trade Practices Consumer Protection Act, Sections
17.41 through 17.63, Texas Business and Commerce Code, other than Section 17.555, which is not waived, and all other consumer protection laws in other states applicable to this transaction that may be waived by the parties.


<PAGE 22>
     11.08. Retroactive Effect. Buyer acknowledges that its obligations to release, not to sue, indemnify, defend, and hold Exxon and its Associated Parties harmless apply to matters occurring or arising before the Effective Date to the extent provided in this Agreement.

     11.09. Inducement to Exxon. Buyer acknowledges that it evaluated its obligations under this article before it determined and submitted its bid for SJPC and that its assumption of these obligations is a material inducement to Exxon to enter into this Agreement with, and close the sale to, Buyer.

              		    ARTICLE 12  ENVIRONMENTAL MATTERS

     12.01. Buyer's Acknowledgment Concerning Possible Contamination of the Formax Property. Buyer is aware that the Formax Property has been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes, or other materials located on or under, or associated with, the Formax Property. Equipment and sites included in the Formax Property may contain asbestos, hazardous substances, or NORM. NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms; the wells, materials, and equipment located on the Formax Property or used in connection therewith may contain NORM and other wastes or hazardous substances; and NORM-containing material and other wastes or hazardous substances may have been buried, come in contact with the soil, or otherwise been disposed of on the Formax Property. Special procedures may be required for the remediation, removal, transportation, or disposal of wastes, asbestos, hazardous substances, and NORM from the Formax Property.

     Buyer, SJPC and Formax will assume and/or retain all liability for the assessment, remediation, removal, transportation, and disposal of wastes, asbestos, hazardous substances, and NORM from the Formax Property and associated activities, and Buyer will cause SJPC and Formax to conduct these activities in accordance with all applicable laws and regulations, including all Environmental Laws.

     12.02.  Adverse Environmental Conditions.

     (a) Buyer will have until 10 days before the Closing Date to notify Exxon of any material adverse environmental condition of the Formax Property that Buyer finds unacceptable and provide evidence of the condition to Exxon. An environmental condition is a material adverse environmental condition ("Condition") only if all the following criteria are met:

       	     (1) The environmental condition is required to be remediated on the Effective Date under the Environmental Laws in effect on the Effective Date;

       	     (2) The total amount of adjustments to be made for Title Defects under Section 6.02, plus the total of the cost to remediate all environmental conditions identified by Buyer to levels required by the Environmental

                     Laws in effect on the Effective Date is reasonably estimated to be more than $250,000; and

       	     (3) The environmental condition was not disclosed to or known by Buyer before the Effective Date.

     (b) Exxon will have until the later of: (i) thirty days after receipt of Buyer's notice under the preceding paragraph, or
             (ii) five days before the Closing Date if it determines that an adverse environmental condition (whether material or not) may exist with respect to the Formax Property, to elect any of the following:

          	  (1)     adjust the Base Purchase Price by a mutually acceptable
                     amount reflecting Exxon's proportionate share, based on Formax's working interest, of the cost reasonably estimated to remediate a Condition affecting the Formax Property;

          	  (2)     remedy, or agree to remedy, the Condition as provided
                     below; or

          	  (3)     terminate this Agreement.

             Exxon may delay Closing until the end of this thirty-day period, which delay will be in addition to and under the same terms as Exxon's and Buyer's right to delay Closing under Sections 8.02 and 8.03.

     (c) If Exxon and Buyer agree to an adjustment under paragraph (b)(1), the adjustment will be the cost to remediate the Condition, but only to the level required by the Environmental Laws in effect on the Effective Date.

     12.03. Remediation. If Exxon agrees with Buyer to remediate a Condition or is required by a governmental or regulatory agency to remediate a Condition, the following will govern the remediation:

     (a) Exxon will be responsible for all negotiations and contacts with federal, state, and local agencies and authorities with regard to the Condition or remediation. Buyer may not make any independent contacts with any agency, authority, or other third party with respect to the Condition or remediation and will keep all information regarding the Condition and remediation confidential, except in each instance to the extent required by applicable law.

     (b) Exxon will remediate the Condition to the level agreed upon by Exxon and Buyer, but in no event will Exxon be required to remediate the Condition beyond the level required by the Environmental Laws in effect on the Effective Date.

     (c) Buyer will grant and warrant access to, and entry on, the Formax Property after Closing to Exxon, its Associated Parties, and third parties conducting assessments or remediation, to the extent and as long as necessary to conduct and complete the assessment or remediation work, to remove equipment and facilities, and to perform any other activities reasonably necessary in connection with such assessments or remediation.

     (d) Buyer will use its best efforts not to interfere with Exxon's ingress and egress or assessment or remediation activities.
             Exxon will make reasonable efforts to perform the work so as to minimize disruption to Buyer's operations on the Formax Property.

     (e) Exxon will continue remediation of the Condition until the first of the following occurs:

             (1) the appropriate governmental authorities provide written notice to Exxon or Buyer that no further remediation of the Condition is required; or

             (2) Exxon determines that the Condition has been remediated to the level required by the Environmental Laws or as agreed by the parties.

             Upon the occurrence of either (1) or (2) above, Exxon will notify Buyer that remediation of the Condition is complete and provide a copy of the notification described in subsection (1) above, if applicable. Upon delivery of Exxon's notice, Exxon will be released from all liability and have no further obligations under any provisions of this Agreement in connection with a Condition.

     (f) Until Exxon completes remediation of a Condition, Exxon and Buyer will each notify the other of any pending or threatened Claim, action, or proceeding by any authority or private party that relates to or would affect the environmental condition, the assessment, or the remediation of the Formax Property.

     (g) After delivery of possession or Closing (whichever occurs first) and before Exxon has completed remediation of a Condition, if a leak, spill, or discharge of any material or substance ("Occurrence") occurs on the Formax Property or any part of it, Buyer will promptly notify Exxon and act promptly to minimize the effects of the Occurrence. If a spill, leak or discharge occurs and Exxon determines that it may affect the area where Exxon is conducting a remediation or assessment, Buyer will hire a consultant (who must be acceptable to Exxon) to assess the effect of the occurrence on the environmental condition of the Formax Property, and Exxon's remediation work and the cost of the additional work required as the result of the Occurrence.
             Unless the Occurrence was caused solely by Exxon, Buyer will be responsible for the incremental cost of remediating the impact of the Occurrence. If Exxon's remediation is expanded to incorporate remediation of the Occurrence, Buyer will promptly pay its share of costs and expenses to Exxon as the work is performed, within thirty days of receipt of invoices for the work (with supporting documentation). Payments not made timely will bear interest at a rate of twelve percent per annum or the maximum lawful rate, whichever is less, compounded daily from the date of Buyer's receipt of the invoice until paid.

            	If the cost of the additional work equals or exceeds the cost which would have been incurred but for the Occurrence, Exxon will pay Buyer the cost that would have been incurred by Exxon to complete the remediation but for the Occurrence. As consideration for this payment, Buyer will accept the environmental condition of the Formax Property as it exists on the date of the payment, assume full responsibility for remediating the Formax Property and related off-site contamination in accordance with this Agreement, and agree to release, not to sue, indemnify, hold harmless, and defend Exxon and its Associated Parties as to Claims and Liabilities arising from the Occurrence to the same extent as described in Article 11.

     12.04. Disposal of Materials, Substances, and Wastes; Compliance with Law. Buyer will cause SJPC and Formax to store, handle, transport, and dispose of or discharge all materials, substances, and wastes from the Formax Property (including produced water, drilling fluids, NORM, and other wastes), whether present before or after the Effective Time, in accordance with applicable local, state, and federal laws and regulations. Buyer will cause SJPC and Formax to keep records of the types, amounts, and location of materials, substances, and wastes that are stored, transported, handled, discharged, released, or disposed of onsite and offsite.

                 		   ARTICLE 13.  BUYER'S REPRESENTATIONS

     13.01. Representations Not Exclusive. Buyer's representations under this article are in addition to its other representations under this Agreement and the Additional Instruments.

     13.02.  Securities Laws.

     (a) Buyer acknowledges that the solicitation of an offer for and the sale of all of the outstanding capital stock of SJPC by Exxon has not been registered under any securities laws.

     (b) Buyer intends to acquire SJPC stock for its own benefit and account and is not acquiring the stock with the intent of distributing it or otherwise selling it in a manner that would be subject to regulation by federal or state securities laws.
             If Buyer sells, transfers, or otherwise disposes of the stock in the future, it will do so in compliance with applicable federal and state laws.

     (c) Buyer represents that at no time has it been presented with or solicited by or through any public promotion or other form of advertising in connection with this transaction.


<PAGE 26>
     13.03.  Basis of Buyer's Decision.  Buyer represents that:

     (a) It has reviewed SJPC's records, Formax's records and the Formax Property to its satisfaction to enable it to evaluate SJPC in order to enter into this Agreement (subject, however, to the limitations described in Section 5.01).

     (b) Buyer has performed sufficient review and investigation to evaluate SJPC, Formax and the Formax Property (but not including the SJPC Property) to its satisfaction and to enable it to make an informed decision, as a prudent and knowledgeable purchaser, to acquire SJPC.

     (c) It is knowledgeable and experienced in the evaluation, acquisition, and operation of oil and gas properties and companies.

     (d) It has evaluated the merits and risks of purchasing SJPC and has formed an opinion based solely upon its knowledge and experience and not upon any statements or actions by Exxon or its Associated Parties.

     (e) It has not relied on statements or actions by Exxon or its Associated Parties in making its decision to enter into this Agreement.

     (f) It accepts the condition of SJPC, Formax, and the Formax Property, including any and all matters whatsoever related to SJPC, Formax, and the Formax Property "AS IS, WHERE IS" and without any representation, warranty or guarantee, express or implied, as to the merchantability, fitness for a particular purpose or otherwise as to the condition, size, extent, quantity, type or value of the business, liabilities or assets of SJPC, Formax and the Formax Property.

     13.04. Express Negligence Rule; Conspicuousness. Buyer acknowledges that the provisions of this Agreement that are set out in italics satisfy the requirements of the express negligence rule and/or are conspicuous.

     13.05. Material Factor. Buyer acknowledges that its representations under this article, the rest of this Agreement, and the Additional Instruments are a material inducement to Exxon to enter into this Agreement with, and close the sale to, Buyer.

            	       ARTICLE 14.  FINAL SETTLEMENT STATEMENT

     Exxon will prepare a final settlement statement after Closing. The final settlement statement will be submitted to Buyer within 120 days after the Closing Date. The final settlement statement will deduct amounts due to Exxon from amounts due to Buyer as provided in this Agreement, will include adjustments as necessary for items identified after Closing, and may set off any resulting amount due to Buyer against amounts that Buyer may owe to Exxon and its Associated Parties when the final settlement statement is prepared.


<PAGE 27>
     Buyer must respond with objections and proposed corrections within thirty days of receiving the final settlement statement. If the parties cannot resolve their differences within ninety days of Exxon's receipt of Buyer's objections, then the alternate-dispute-resolution and arbitration procedures under Section 11.06 will be triggered. If Buyer does not respond to the final settlement statement by signing or objecting within the thirty-day period, the statement will be deemed approved by Buyer. After approval of the final settlement statement, Exxon will send a check or invoice to Buyer for the net amount. If payment is not made within thirty days of Buyer's receiving the invoice, the amount due will bear interest at a rate of twelve percent per annum or the maximum lawful rate, whichever is less, compounded daily from the date of Buyer's receipt of the invoice until paid. Inquiries regarding the final settlement statement must be in writing, addressed to:

                         Exxon
                         c/o Exxon Company, U.S.A.
                         P.O. Box 2180
                         Houston, Texas  77252-2180
                         Attention:   A. H. Barber
                                     	Evaluation & Marketing Manager

        	      ARTICLE 15.  BROKER'S AND FINDER'S FEES

     Exxon and Buyer each represents and warrants to the other that it has incurred no liability, contingent or otherwise, for broker's or finder's fees in connection with this Agreement or the transaction contemplated by it for which the other party will have any responsibility.

               		    ARTICLE 16.  COMMUNICATIONS

     Unless otherwise provided in this Agreement, communications (including notices) under this Agreement that must be in writing and delivered by a specified date will be deemed to have been made when received at the following addresses by registered or certified mail, postage prepaid, or by messenger:

     	Exxon                           Buyer:
     	c/o Exxon Company, U.S.A.       Berry Petroleum Co.
     	P.O. Box 2180                   P. O. Bin X
     	Houston, Texas  77252-2180      Taft, California 93268
     	Attention:  J. R. Kahn          Attention: Jerry V. Hoffman
		                Asset Manager       President and Chief
                                 					Executive Officer

          		      ARTICLE 17.  BUYER'S DEFAULT

     If Buyer defaults under this Agreement in a material way, including Buyer's failure to perform its obligations to close this transaction, Exxon may, at its sole option, terminate this


<PAGE 28>
Agreement and retain the performance deposit, in addition to all of its other rights at law or in equity.

       	 ARTICLE 18.  HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS
			                             ACT OF 1976

    	The parties have determined that the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Act") does not apply to this transaction.

       	ARTICLE 19.  WARRANTIES AND DISCLAIMERS OF WARRANTIES

     19.01 Warranties. Exxon hereby represents and warrants to Buyer as follows:

     (a) Corporate Organization. SJPC and Formax are corporations duly organized, validly existing and in good standing under the laws of the State of Louisiana and California, respectively, and each has full power and authority to conduct its business as currently conducted and to own and operate the assets it now owns, operates or holds.

     (b) Outstanding Stock. The authorized capital stock of SJPC consists of one class of 1,050,000 authorized shares of common stock of which 102,566 shares are issued and outstanding. The authorized capital stock of Formax consists of one class of 5,000 authorized shares of common stock of which 4,600 shares are issued and outstanding. SJPC owns all of the outstanding shares of common stock of Formax and Exxon owns all of the outstanding shares of common stock of SJPC and all of the common stock of both corporations have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase by any person. All of the referenced common stock is owned free of any encumbrances or liens, beneficially or of record and there are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights, agreements, arrangements or understandings of any character obligating either Exxon or SJPC or Formax , respectively: (i) to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of either SJPC or Formax or any securities or obligations convertible into or exchangeable for such shares, or
(ii) to grant, extend, or enter into any such option, warrant, convertible security, call right, commitment, preemptive right, agreement, arrangement or understanding described above.

     (c) Effective Agreement. The execution, delivery and performance of this Agreement by Exxon and SJPC and the consummation of the transaction contemplated hereby do not require the consent, approval, clearance, waiver, order or authorization of any person, do not violate any provision of the Articles of Incorporation or Bylaws of SJPC or Formax and do not conflict with or violate any permit, concession, grant, franchise, statute, law, rule or regulation of any governmental entity or any order, judgment, award of decree of any court or other governmental entity to which Exxon, SJPC or Formax is subject or any of its assets is bound, in each case, of which failure, violation, conflict or breach would, in the aggregate, hinder or impair the consummation of the transaction contemplated by this Agreement.


<PAGE 29>
     (d) Employees. For the last five (5) years, neither SJPC nor Formax has had any employees.

     (e) Pension Plans. SJPC and Formax are not currently, and have not for the past five years been, a party to any employee pension or welfare plan to which ERISA applies or to which either Company was required to make contributions.

     (f) Lawsuits. As of one day prior to the Effective Date, neither Exxon, SJPC nor Formax has been served with any lawsuit filed in the States of California, Louisiana, New Jersey, or Texas which, if adversely determined would have a material adverse effect on SJPC, Formax or the Formax Property.

     19.02 Disclaimer of Warranties. Except as provided in Article 19, Exxon and its Associated Parties have not made, and will not make, any warranty or representation, express, implied, or statutory, whatsoever in connection with this Agreement or the transaction contemplated by it, including the accuracy or completeness of data, information, or materials furnished at any time to Buyer in connection with SJPC, Formax, or the Formax Property, or the quality or quantity of hydrocarbon reserves (if any) attributable to the Formax Property, or the ability of the Formax Property to produce hydrocarbons.
None of Exxon's Associated Parties is authorized to make any warranty or representation on Exxon's behalf. All data, information, and other materials furnished by Exxon or its Associated Parties are provided to Buyer as a convenience, and reliance on or use of them is at Buyer's sole risk.

     19.03 Indemnification. Notwithstanding any provisions contained herein to the contrary, Exxon agrees to indemnify, defend and hold Buyer and its Associated Parties harmless from and against any and all loss, liability, damage, cost and expenses (including interest, penalties, settlements, fines, costs and expenses incurred in connection with investigating and defending any claims or causes of action, and reasonable attorneys' fees) that the Buyer or its Associated Parties may incur or become subject to:

     (a) arising out of or due to the breach of any of the warranties of Exxon contained in this Agreement, or any breach of the representation contained in Section 4.01.

     (b) as a result of any Claim or Liability based on personal injury, and/or any property damage associated with such personal injury, arising as the result of a specific incident that occurs between the Effective Time and the date of Closing, provided that:
             (i) Exxon's indemnification under this subsection shall only cover Claims or Liabilities to the extent that the collective monetary amount of all of such Claims and Liabilities exceeds an amount equal to the amount credited to Buyer under Section 10.01
             (b)(i) hereof less the amount credited to Exxon under Section 10.01(a)(ii) hereof.; (ii) in order for the indemnity contained in this Section 19.03(b) to be effective with regard to any Claim or Liability, Buyer must provide Exxon with written notification of such Claim or Liability within fourteen (14) months of the Closing Date; and (iii) it is expressly understood and agreed that this indemnity shall not cover any Claims or Liabilities arising out of any violation of any


<PAGE 30>
             environmental laws, or the presence of any asbestos, hazardous substances or NORM.

     (c) As a result of any Claim or Liability resulting from a judgment rendered or settlement reached in a lawsuit filed before the Effective Time against Exxon, SJPC or Formax. The parties recognize that certain lawsuits may have been filed before the Effective Time, but concern SJPC or Formax activities continuing after the Effective Time. For these lawsuits, Buyer will indemnify, defend, and hold Exxon and its Associated Parties harmless from the Effective Time forward as to activities occurring after the Effective Time, however, Exxon will continue to defend an action under this paragraph for which it remains responsible after the Effective Time. For any lawsuit for which Exxon retains responsibility, Buyer will cause SJPC and Formax to cooperate with Exxon and will itself cooperate in the defense of said lawsuit. It is expressly understood and agreed that the alternative dispute resolution procedures set out in Section
             11.06 hereof, shall apply to any disputes arising with regard to the indemnity provided for herein.

     (d) As a result of all Claims and Liabilities arising out of or related to the SJPC Property whensoever arising.

                     		 ARTICLE 20.  MISCELLANEOUS

     20.01. Entire Agreement. This Agreement and the Additional Instruments constitute the entire agreement between the parties as to the transaction described in this Agreement. All previous negotiations and communications between the parties as to these matters are merged into this Agreement and the Additional Instruments.

     20.02. Successors and Assigns; Amendment; Survival. This Agreement is binding on and inures to the benefit of the parties and their respective successors, heirs, representatives, and assigns and may be supplemented, altered, amended, modified, or revoked only in writing signed by both parties. Neither the assignment of this Agreement nor of any interest in SJPC, Formax, or the Formax Property, will relieve Buyer of its obligations under this Agreement unless and to the extent Exxon consents in writing to release Buyer, which consent may be withheld for any reason. All provisions of this Agreement and the Additional Instruments that cannot be performed before Closing or the earlier termination of this Agreement and all representations, promises, releases, and indemnities under this Agreement and the Additional Instruments will survive Closing.

     20.03. Choice of Law. This Agreement and its performance will be construed in accordance with, and enforced under, the internal laws of the State of Texas, without regard to choice of law rules of any jurisdiction, including Texas.

     20.04. Assignment. Neither this Agreement nor the rights and obligations under it may be assigned or delegated by Buyer, and an attempted assignment or delegation is void, provided


<PAGE 31>
that SJPC and/or Formax may assign any obligations imposed hereunder to Buyer in a reorganization in which the party assigning the obligation is being merged into Buyer.

     20.05. No Admissions. Neither this Agreement, nor any part of it, nor any performance under this Agreement, nor any payment of any amount under this Agreement will constitute or may be construed as a finding, evidence of, or an admission or acknowledgment of any liability, fault, past or present wrongdoing, or violation of law, rule, regulation, or policy, by either Exxon, its Associated Parties or Buyer and its Associated Parties, or their respective representatives.

     20.06. No Third-Party Beneficiaries. There are no third-party beneficiaries of this Agreement.

     20.07.  Public Communications.    Prior to Closing and for a period of
ninety (90) days after the date of this Agreement, Exxon and Buyer shall consult and coordinate with each other with respect to any press conference or announcement concerning this Agreement or the transaction contemplated hereunder, which releases any information not currently in the public domain. In addition, at no time shall Buyer disclose (i) the consideration paid hereunder; or (ii) any reserve estimates for the Formax Property. The restriction imposed by this provision shall not apply to any disclosures required by applicable law or the applicable rules or regulations of any governmental body or stock or securities exchange, provided that Buyer shall, to the extent practical, consult with Exxon prior to making any such required disclosure.

     20.08. Headings and Titles. The headings and titles in this Agreement are for guidance and convenience of reference only and do not limit or otherwise affect or interpret the terms or provisions of this Agreement.

     20.09. Exhibits. All exhibits referenced in and attached to this Agreement are incorporated into it.

     20.10. Includes. The word "includes" and its syntactical variants mean "includes, but is not limited to" and corresponding syntactical variants. The rule ejusdem generis may not be invoked to restrict or limit the scope of the general term or phrase followed or preceded by an enumeration of particular examples.

     20.11. Severability. The provisions of this Agreement are severable at Exxon's option. If a court of competent jurisdiction finds any part of this Agreement to be void, invalid, or otherwise unenforceable, then Exxon may decide whether to enforce this Agreement without the void, invalid, or unenforceable parts or to terminate this Agreement.

     20.12. Counterparts. This Agreement may be executed in multiple counterparts, all of which together will be considered one instrument.

     20.13. Conflicts. If the text of this Agreement conflicts with the terms of any exhibit to this Agreement, then the text of this Agreement will control.


<PAGE 32>
     20.14. Not to Be Construed against Drafter. Buyer acknowledges that it has read this Agreement, has had opportunity to review it with an attorney of its choice, and has agreed to all of its terms. Under these circumstances, the parties agree that the rule of construction that a contract be construed against the drafter may not be applied in interpreting this Agreement.

     20.15. Execution by the Parties. Neither the submission of this instrument nor any information concerning SJPC, Formax or the Formax Property for Buyer's examination, nor discussions or negotiations between the parties constitute an offer to sell, a reservation of, or an option for the stock of SJPC or Formax, or the Formax Property, and this instrument and the underlying transaction will become enforceable and binding between the parties only upon its execution and delivery by both of them.

     The parties have executed this Agreement on the date below their signatures, to be enforceable and binding as of the Effective Date.

BERRY PETROLEUM COMPANY               EXXON CORPORATION

By: /s/ Jerry V. Hoffman            By: /s/ J. H. Perry

Name:  Jerry V. Hoffman             Name:  J. H. Perry

Title: President and CEO            Title: Agent and Attorney in Fact

Date:  12/9/96                      Date:  12/11/96




SAN JOAQUIN PRODUCTION COMPANY       FORMAX OIL COMPANY

By: /s/ K. P. Pepper                By: /s/ K. P. Pepper

Name: K. P. Pepper                  Name:  K. P. PEPPER

Title: President                    Title: President

Date: 12/11/96                      Date:  12/11/96


<PAGE 33>

              			       EXHIBIT A

       		   Attached to and made a part of the

             			STOCK PURCHASE AGREEMENT

                    			between

           			    EXXON CORPORATION

                  				  and

           			 BERRY PETROLEUM COMPANY


    		      DESCRIPTION OF THE INTERESTS

                				FORMAX FEE


File No. 817490

Legal Description of the Formax Fee


Parcel 1:   Lot 1, the southeast quarter of the northwest quarter; the east half of the east half of the southwest quarter of the northwest quarter; and that portion of the northeast quarter of the northwest quarter of fractional
Section 36, Township 32 South, Range 23 East, Mount Diablo Meridian, in the unincorporated area of the County of Kern, State of California, according to the official plat thereof, described as follows:

Beginning at the southwest corner of said northeast quarter of the northwest quarter; thence northerly on the west line of said northeast quarter of the northwest quarter 620 feet; thence at right angles easterly 500 feet; thence at right angles northerly 300 feet; thence at right angles easterly 400 feet; thence at right angles northerly 400 feet to the north line of said section; thence easterly along said section line to the north quarter corner; thence southerly 1320 feet to the southeast corner of said northeast quarter of the northwest quarter; thence westerly to the point of beginning.

Parcel 2: The north 20 acres of Lot 4 and the north half of Lot 5 of fractional Section 36, Township 32 South, Range 23 East, Mount Diablo Meridian, in the unincorporated area of the County of Kern, State of California, according to the official plat thereof.


<PAGE 34>

                    			Formax Agreements

1.      File No. 87490 (D-345) - Waste Water Agreement dated May	19, 1987
        between Surprise Oil Company and Formax Oil	Company.

2. File No. 817490 (D-344) -Pipeline Agreement dated May 19, 1987 between Berry Petroleum Company and Formax Oil Company.

3.      File No. 817490 (D-346) - Roadway Agreement dated May 12,	1987 between
        Texaco, Inc. and Celeron Oil and Gas Company.

4. File No. 817490 (D-347) - Easement Agreement dated April 21, 1987 between Chevron USA, Inc. and Celeron Oil and Gas Company.

5. File No. 817490 (D-349) - Road License Agreement dated May 1, 1987 between Tenneco Oil Company and Formax Oil Company.

6. File No. 817490 (D-338) - Easement Agreement dated October 11, 1985 between Chevron USA Inc. and Formax Oil Company.

7. File No. 817490 (ROW-10) - Easement dated October 27, 1986 between Formax Oil Company and Pacific Gas and Electric Company.

8. File No. 817490 - Operating Agreement between Exxon San Joaquin Production Company and Exxon Company USA (canceled at Closing).

9. Agreement to provide services dated December 4, 1987 between Exxon Company, USA and Exxon San Joaquin Production Company (canceled at Closing).

10. Policy of Title Insurance being policy number G579560 issued by Ticor Title Insurance Company of California.

11. Agency Agreement dated December 4, 1987 between Exxon San Joaquin Production Company and Exxon Company, USA (canceled at Closing).

12.     Industrial Water Services Agreement dated October 21, 1988 between
        West Kern Water District and Exxon Company, USA. 	(Cancellation
        Notice has been given.  Agreement will expire in February, 1998.)

13. Electric Service Agreement dated February 14, 1990 between Pacific Gas and Electric Company and Exxon Company USA.

14.     Stock Purchase Agreement dated December 20, 1985 between
        Celeron Oil and Gas Company and Formax Oil Company.

15. Acquisitions Rights Agreement dated December 20, 1985 between Celeron Oil and Gas Company and Hovey Hill, Inc., a California corporation.


<PAGE 35>
16.     Stock Purchase Agreement dated December 1, 1987 between	Exxon
        Corporation and the Goodyear Tire and Rubber Company and Goodyear Energy, Inc.

17. Assignment of Convertible Royalty dated December 31, 1985 and recorded in Book 5844, Page 676 in Kern County, California, Official Records.

18. Assignment of Overriding Royalty Interest effective January 1, 1986 from Celeron to Gale L. Galloway, et al, recorded in Book 5969, Page 949 in Kern County, California, Official Records.

19. Assignment of Overriding Royalty Interest effective January 1, 1986 from Celeron to Jimmie D. Simmons, et al, recorded in Book 5969, Page 954 of Kern County, California, Official Records.

20. Conveyance of Overriding Royalty between Formax Oil Company and Exxon San Joaquin Production Company, effective as of 6:58 a.m., Local Time, July 1, 1996 (to be recorded).

21. Conveyance of Overriding Royalty between Exxon San Joaquin Production Company and Exxon Corporation, effective as of 6:59 a.m., Local Time, July 1, 1996 (to be recorded).

22. Settlement Agreement dated September 13, 1989 between various overriding royalty owners and Exxon San Joaquin Production Company and Exxon Corporation.

23. Oil Sales Contract dated October 9, 1992 between Exxon and Union Oil Company of California.

24. Gas Exchange Agreement (K 4642) between Chevron and Exxon whereby Chevron provides fuel gas to the Formax Fee (to be canceled after Closing).

25.     District Agreement No. 11 by and between West Kern Water
        District and Exxon San Joaquin Production Company.

26. An Easement for telephone and telegraph lines and an oil pipeline in favor of General Pipeline Co. of California, recorded October 2, 1912 in Book 278, Page 1 of Deeds.

27. An Easement for a pipeline in favor of General Petroleum Corporation, recorded March 1, 1924 in Book 6, Page 285, Official Records.

28. An Easement for telegraph or telephone line and a pipeline in favor of Producers Transportation Company recorded April 25, 1924 in Book 19, Page 365, Official Records.

29. An Easement for a pipeline and telegraph or telephone line in favor of Producers Transportation Company recorded June 6, 1924 in Book 24, Page 354, Official Records.

30. An Easement for a water pipeline in favor of General Petroleum Corporation recorded March 20, 1937 in Book 709, Page 371, Official Records.

31. An Easement for a pipeline in favor of Union Oil Company of California recorded July 1, 1970 in Book 4413, Page 237, Official Records, and as amended by instrument recorded March 18, 1971 in Book 4503, Page 257, Official Records.


<PAGE 36>
32. An Easement for poles, aerial wires, cables, electrical conductors in favor of Pacific Gas and Electric Company recorded February 27, 1985 in Book 5737, Page 2043, Official Records.

33. An Easement for pole lines in favor of Pacific Gas and Electric Company recorded December 23, 1986 in Book 5951, Page 1082, Official Records.

34. An Easement for a 12" pipeline in favor of Southern California Gas Company recorded November 15, 1988 in book 6181, Page 2275, Official Records.


<PAGE 37>

                		      EXHIBIT A (Continued)

                		Attached to and made a part of the
                		    STOCK PURCHASE AGREEMENT
                     			     between
                      		EXXON CORPORATION
                    			       and
              		     BERRY PETROLEUM COMPANY
             		   DESCRIPTION OF THE INTERESTS
                     			FORMAX FEE WELLS

All wells in the Midway Sunset Field in Kern County, California
(Section 36, T-32-S, R-23-E)

      API                  Reservoir              Well #
  04-029-01206              01-100                  68
  04-029-01207              01-100                  69
  04-029-01208              01-100                  70
  04-029-38614              01-100                   1
  04-029-38615              01-100                   2
  04-029-38616              01-100                   3
  04-029-38617              01-100                   4
  04-029-38618              01-100                   5
  04-029-38619              01-100                   6
  04-029-38621              01-100                 0007A
  04-029-38622              01-100                   8
  04-029-38623              01-100                   9
  04-029-38624              01-100                  10
  04-029-38625              01-100                  11
  04-029-38626              01-100                  12
  04-029-38627              01-100                  13
  04-029-38630              01-100                  16
  04-029-38631              01-100                  17
  04-029-38632              01-100                  18
  04-029-38633              01-100                  19
  04-029-38634              01-100                  20
  04-029-38635              01-100                  21
  04-029-38636              01-200                  22
  04-029-38637              01-100                  23
  04-029-38638              01-100                  24
  04-029-38639              01-100                  25
  04-029-38640              01-100                  26
  04-029-38641              01-100                  27
  04-029-38642              01-100                  28
  04-029-38643              01-100                  29
  04-029-38644              01-100                  30
  04-029-38645              01-100                  31
  04-029-38646              01-100                  32


<PAGE 38>
     API                   Reservoir               Well #
  04-029-38647              01-100                  33
  04-029-38648              01-100                  34
  04-029-38649              01-100                  35
  04-029-38650              01-100                  36
  04-029-38651              01-100                  37
  04-029-38652              01-100                  38
  04-029-38653              01-100                  39
  04-029-38654              01-200                  40
  04-029-38655              01-100                  41
  04-029-38656              01-100                  42
  04-029-38657              01-100                  43
  04-029-38658              01-100                  44
  04-029-38659              01-100                  45
  04-029-38662              01-100                  48
  04-029-38663              01-100                  49
  04-029-38664              01-100                  50
  04-029-38665              01-100                  51
  04-029-38666              01-100                  52
  04-029-38667              01-100                  53
  04-029-38668              01-100                  54
  04-029-38669              01-100                  55
  04-029-38670              01-100                  56
  04-029-38671              01-100                  57
  04-029-38672              01-100                  58
  04-029-38673              01-100                  59
  04-029-38674              01-100                  60
  04-029-38675              01-100                  61
  04-029-38676              01-100                  62
  04-029-38677              01-100                  63
  04-029-38678              01-100                  64
  04-029-38679              01-200                  65
  04-029-38680              01-200                  66
  04-029-38681              01-100                  67
  04-029-43211              01-100                  71
  04-029-43212              01-100                  72
  04-029-43213              01-100                  73
  04-029-43214              01-100                  74
  04-029-43215              01-100                  75
  04-029-44983              01-200                  76
  04-029-44984              01-100                  77
  04-029-44985              01-100                  78
  04-029-47384              01-100                  79
  04-029-47595              01-100                  80
  04-029-47596              01-100                  81
  04-029-48450              01-100                  82
  04-029-48451              01-100                  83


<PAGE 39>
     API                   Reservoir               Well #
  04-029-48452              01-100                  84
  04-029-49089              01-100                  85
  04-029-49090              01-100                  86
  04-029-50040              01-100                  87
  04-029-50041              01-100                  91
  04-029-50042              01-100                  88
  04-029-50043              01-100                  89
  04-029-50044              01-100                  90
  04-029-52378              01-200                  92
  04-029-53313              01-100                  93
  04-029-53314              01-100                  94
  04-029-53315              01-100                  95
  04-029-53370              01-200                  96
  04-029-55291              01-100                  97
  04-029-57641              01-100                  99
  04-029-57642              01-100                 100
  04-029-57643              01-200                 101
  04-029-57644              01-100                 102
  04-029-59348              01-100                 103
  04-029-59349              01-100                 104
  04-029-61342              01-100                 106
  04-029-61343              01-100                 107
  04-029-61344              01-100                 108
  04-029-61890              01-200                 105
  04-029-65546              01-100                 109
  04-029-65547              01-100                 110
  04-029-65548              01-100                 111
  04-029-65549              01-100                 112
  04-029-66774              01-100                 113
  04-029-66775              01-100                 114
  04-029-68729              01-100                 115
  04-029-68730              01-100                 116
  04-029-68731              01-100                 117
  04-029-68837              01-100                 118
  04-029-71867              01-100                 119
  04-029-73181              01-100                 120
  04-029-73182              01-100                 121
  04-029-73183              01-100                 122
  04-029-79423              01-100                 0015X
  04-029-79425              01-300                 0034X
  04-029-79426              01-100                 0042X
  04-029-79427              01-100                 0045X
  04-029-79428              01-100                 0077X
  04-029-80114              01-100                 S0014
  04-029-80116              01-100                 U0026
  04-029-80170              01-100                 T0015


<PAGE 40>
     API                   Reservoir               Well #
  04-029-80177              01-100                 W0022
  04-029-84650              01-100                 A0011
  04-029-84651              01-100                 B0007
  04-029-84652              01-100                 B0009
  04-029-84653              01-100                 B0011
  04-029-84654              01-100                 B0013
  04-029-84655              01-100                 C0007
  04-029-84656              01-100                 C0009
  04-029-84657              01-100                 C0013
  04-029-84658              01-100                 E0003
  04-029-84660              01-100                 F0013
  04-029-84661              01-100                 F0016
  04-029-84662              01-100                 F0017
  04-029-84663              01-100                 G0003
  04-029-84664              01-100                 G0007
  04-029-84665              01-100                 G0013
  04-029-84666              01-100                 A0007
  04-029-84667              01-100                 A0009
  04-029-84668              01-100                 A0014
  04-029-85212              01-100                 C0012
  04-029-85234              01-100                 E0011
  04-029-85235              01-100                 A0008
  04-029-85236              01-100                 A0010
  04-029-85237              01-100                 A0012
  04-029-85238              01-100                 A0013
  04-029-85239              01-100                 E0001
  04-029-85240              01-100                 G0001
  04-029-85241              01-100                 H0002
  04-029-85242              01-100                 C0010
  04-029-85243              01-100                 E0009
  04-029-85244              01-100                 E0013
  04-029-85245              01-100                 E0017
  04-029-85246              01-100                 E0019
  04-029-85247              01-100                 F0002
  04-029-85248              01-100                 F0003
  04-029-85249              01-100                 G0005
  04-029-85250              01-100                 J0015
  04-029-85273              01-100                 D0009
  04-029-85274              01-100                 F0001
  04-029-85275              01-100                 H0001
  04-029-85276              01-100                 J0001
  04-029-85374              01-100                 E0023
  04-029-85375              01-100                 F0008
  04-029-85377              01-100                 L0013
  04-029-85378              01-100                 F0018
  04-029-85379              01-100                 F0019


     API                   Reservoir              Well #
  04-029-85380              01-100                 F0020
  04-029-85381              01-100                 F0021
  04-029-85382              01-100                 F0022
  04-029-85383              01-100                 F0023
  04-029-85384              01-100                 G0015
  04-029-85385              01-100                 G0017
  04-029-85386              01-100                 H0014
  04-029-85387              01-100                 E0024
  04-029-85388              01-100                 F0024
  04-029-85389              01-100                 J0014
  04-029-85752              01-100                 H0012
  04-029-85937              01-100                 J0011
  04-029-85938              01-100                 J0013
  04-029-85939              01-100                 K0013
  04-029-85940              01-100                 K0015
  04-029-85941              01-100                 L0015
  04-029-85992              01-100                 K0001
  04-029-85995              01-100                 I0007
  04-029-85998              01-100                 J0003
  04-029-85999              01-100                 J0005
  04-029-86000              01-100                 J0007
  04-029-86001              01-100                 J0009
  04-029-86002              01-100                 K0003
  04-029-86003              01-100                 K0005
  04-029-86004              01-100                 K0007
  04-029-86005              01-100                 K0009
  04-029-86006              01-100                 K0011
  04-029-86006              02-300                 K0011
  04-029-87504              01-100                 M0015
  04-029-87505              01-100                 M0013
  04-029-87506              01-300                 T0003
  04-029-87520              01-100                 N0011
  04-029-80114              02-100                 I0011
  04-029-85993              01-100                 I0003
  04-029-85994              01-100                 I0005
  04-029-85996              01-100                 I0009
  04-029-85997              01-100                 I0013
  04-029-53370              02-100                  96
  04-029-86445              01-100                 W0001

                  Attached to and made a part of the

                      STOCK PURCHASE AGREEMENT

                             between

                         EXXON CORPORATION

                               and

                      BERRY PETROLEUM COMPANY

                   DESCRIPTION OF THE INTERESTS

                            FORMAX FEE


     Producing working interest and net revenue interests for current production are believed to be as follows while interest for non-producing tracts and depth intervals are not given.


                    Working Interest     Net Revenue Interest
                           %                      %
        Formax Fee        100%*                 97.5%**

* & ** Subject to being reduced in accordance with the terms and conditions of the following:

  *1. Assignment of Convertible Royalty dated December 31, 1985 and recorded in book 5844, Page 676 in Kern County, California, Official Records.

**2. Assignment of Overriding Royalty Interest effective January 1, 1986 from Celeron to Gale L. Galloway, et al, recorded in book 5969, Page 949, Kern County, California, Official Records.

**3. Assignment of Overriding Royalty Interest effective January 1, 1986 from Celeron to Jimmie D. Simmons, et al, recorded in Book 5969, Page 954, of Kern County, California, Official Records.

**4. Conveyance of Overriding Royalty between Formax Oil Company and Exxon San Joaquin Production Company, effective as of 6:58 a.m., Local Time, July 1, 1996 (to be recorded).

**5. Conveyance of Overriding Royalty between Exxon San Joaquin Production Company and Exxon Corporation, effective as of 6:59 a.m., Local Time, July 1, 1996 (to be recorded).

**6. Settlement Agreement dated September 13, 1989 between various overriding royalty owners and Exxon San Joaquin Production Company and Exxon Corporation.

                          EXHIBIT B-1

            Attached to and made a part of that certain
                   STOCK PURCHASE AGREEMENT
                          between
                           Exxon
                            and
                   Berry Petroleum Company


          ASSIGNMENT, GRANT DEED, AND BILL OF SALE


THE STATE OF CALIFORNIA

COUNTY OF KERN

   		San Joaquin Production Company, a Louisiana Corporation, whose address is
_________________ ("Assignor"), for ten dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, paid by Exxon Corporation, a New Jersey Corporation, whose address is _______________ ("Assignee"), does hereby grant convey and sell unto Assignee all of Assignor's right, title, and interest in all of the real and personal property and fixtures described on Exhibit "A" hereto
(hereinafter collectively described as "said Property").

    It is expressly understood and agreed that Assignee shall receive and assume all of the benefits, rights, obligations and responsibilities for said Property regardless of when they arose or accrued.

     It is further expressly understood and agreed that the intent of this instrument is to convey to Assignee all of the real and personal property owned by Assignor, save and except the stock of Formax Oil Company.

     The rights, titles and interest herein assigned shall inure to the benefit of the respective parties, and their legal representatives, successor and assigns.

     Executed on the dates shown below, but effective as of 6:59 a.m., local time, July, 1 1996.

SAN JOAQUIN PRODUCTION COMPANY               EXXON CORPORATION

By:                                          By:

Name:                                        Name:

Title:                                       Title:

Date:                                        Date:

STATE OF  _______________________

COUNTY OF _______________________

    	This instrument was acknowledged before me on _____________, 1996,
by ___________________________     ________, ____________________ of
SAN JOAQUIN PRODUCTION COMPANY, a ___________________ corporation, on behalf of said corporation.


My Commission Expires:                     _________________________
                               												Notary Public in and for
                                         				the State of _____________


STATE OF TEXAS

COUNTY OF ___________________
     	This instrument was acknowledged before me on _____________, 1996, by _______________________________, ________________________ of
EXXON CORPORATION, a New Jersey corporation, on behalf of said corporation.


My Commission Expires:                      ____________________
		                                 											Notary Public in and for
                                  												the State of Texas

                             EXHIBIT B-2

               Attached to and made a part of that certain
                       STOCK PURCHASE AGREEMENT
                             between
                              Exxon
                               and
                       Berry Petroleum Company


                 CONVEYANCE OF OVERRIDING ROYALTY


STATE OF CALIFORNIA

COUNTY OF KERN

     		Formax Oil Company, a California Corporation, whose address is _________________ ("Assignor"), for ten dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, paid by San Joaquin Production Company, a Louisiana Corporation, whose address is _____________________ ("Assignee"), does hereby grant, convey, and sell unto Assignee an Overriding Royalty in the following described lands:

Parcel 1:
Lot 1: the southeast quarter of the northwest quarter; the east half of the east half of the southwest quarter of the northwest quarter; and that portion of the northeast quarter of the northwest quarter of fractional Section 36, Township 32 South, Range 23 East, Mount Diablo Meridian, in the unincorporated area of the County of Kern, State of California, according to the official plat thereof, described as follows:

       Beginning at the southwest corner of said northeast quarter of the northwest quarter; thence northerly on the west line of said northeast quarter of the northwest quarter 620 feet; thence at right angles easterly 500 feet; thence at right angles northerly 300 feet; thence at right angles easterly 400 feet; thence at right angles northerly 400 feet to the north line of said section; thence easterly along said section line to the north quarter corner; thence southerly 1320 feet to the southeast corner of said northeast quarter of the northwest quarter; thence westerly to the point of beginning.

    Parcel 2: The north 20 acres of Lot 4 and the north half of Lot 5 of fractional Section 36, Township 32 South, Range 23 East, Mount Diablo Meridian, in the unincorporated area of the County of Kern, State of California, according to the official plat thereof.

              (hereinafter described as the "Subject Property")

     Said Overriding Royalty shall be calculated and paid, on an annual basis, as follows: For each month, Assignor shall subtract the Base Price from the Posted Price per barrel for oil produced and saved from the Subject Property, and multiply the resulting number by the number of barrels produced from the property and allocated to Assignor to yield a "Monthly Amount," it being understood that said Monthly Amount may be positive or negative. At the end of each calendar year Assignor shall add the Monthly Amounts, and multiply the resulting total by .75 to yield the amount due Assignee hereunder. It is expressly understood and agreed that, if the sum of the Monthly Amounts for a given year is zero or less than zero (i) no amount shall be payable to Assignee hereunder for that year; (ii) no amount shall be due Assignor as a refund or otherwise, as a result of such amount being less than zero; and (iii) the resulting negative number shall not be carried over to adjust payments in future years.

     It is understood and agreed that the "number of barrels produced from the Subject Property and allocated to Assignor" shall be the proportionate number of barrels allocated to the Net Revenue Interest owned by Assignor immediately prior to the effective date hereof, provided that it is understood and agreed that such Net Revenue Interest may change pursuant to the terms of one or more of the interests burdening said Net Revenue Interest immediately prior to the said effective date, and that it is understood that said Net Revenue Interest shall not be deemed to be reduced as a result of the Overriding Royalty granted herein.

     It is further understood and agreed that: (i) the "Base Price" for oil shall be $12.70 for 1996 and shall thereafter be increased at the beginning of each calendar year by two percent (2%), compounded yearly and rounded to three decimal places; and (ii) the "Posted Price" for crude oil produced from the Subject Property shall be deemed to be the average of the wellhead prices posted by Chevron, Texaco, and Mobil, corrected for gravity, but with no deductions for any costs, for Midway Sunset crude, provided that, in the event that any of these entities ceases posting for such crude, the parties shall negotiate in good faith to agree upon a substitute poster to be used for the purposes hereof, and that, until the parties reach such agreement, the postings of the remaining parties shall be used for the purposes hereof.

     An example of how this Overriding Royalty is to be calculated is set out on Attachment 1 hereto.

     The Overriding Royalty due hereunder shall be paid within sixty (60) days of the end of the year in which it is due. In the event that payment is not made within the time prescribed, the "number of barrels produced from the Subject Property and allocated to Assignor" shall be increased for every month for the year in question by an amount equal to one percent (1%) for each month, or fraction thereof, by which such payment is delayed, and the payment due shall be calculated utilizing the formula provided herein, but based on such increased number of barrels.

     It is expressly understood and agreed that this Overriding Royalty shall:
(i) not bear any of the expenses of exploring, developing or operating the Subject Property, nor any of the expenses of marketing production therefrom, including gathering and/or transportation costs; (ii) not be subject to any ad valorem or severance taxes (any such tax liability imposed shall be paid by Assignor) (iii) be exclusive of, and in addition to, any royalties, overriding royalties or payments out of production affecting the Subject Property; and (iv) be a permanent burden on the Subject Property, and shall not terminate due to the termination of any other instrument or interests covering or affecting the Subject Property. It is further understood and agreed that, as the Overriding Royalty is an economic interest in the minerals in place, the royalties from the Overriding Royalty shall constitute gross income, subject to depletion, for the Assignee. The Overriding Royalty shall not constitute gross income to the Assignor.

     Each payment of the Overriding Royalty granted herein shall be accompanied by a statement detailing the calculation of the amount due, and containing at least the following information, by month: (i) barrels of oil produced;
(ii) the Posted Price; and (iii) the prices that were used to determine the Posted Price, including any gravity corrections that were applied. Said statement shall also indicate the Base Price utilized for the year in question. In the event that Assignor determines that no payment is due for a particular year, Assignor shall nonetheless provide the above described statement within the time period that would be required for making payment if one was due. Assignee, upon notice in writing to Assignor, shall have the right to audit Assignor's accounts and records relating to the revenues from the Subject Property, and any other records relating to the determination of the amounts due hereunder, for any calendar year within the twenty-four (24) month period following the end of such calendar year.

     It is understood and agreed that any method used by Assignor to measure the production of oil from the Subject Property must be approved by Assignee, with such approval to be not unreasonably withheld. In addition, Assignee shall have the right to require that the meters and/or other equipment utilized for such measurement be tested at reasonable intervals and Assignee shall have the right to witness such metering, all in accordance with procedures to be agreed upon by the parties acting in good faith.

     In the event that Assignee disputes the amount of the annual Overriding Royalty Payment, and/or the calculations used to determine such payment, then Assignee shall provide written notice to Assignor of such dispute. If Assignee and Assignor are unable to resolve the matter with correspondence, then within 10 days (or any period agreed to by Assignee and Assignor) following the initial notice of dispute, then the representatives of the parties shall meet at least once in an attempt to negotiate a resolution of the dispute, at which meeting at least one representative must be a line manager of each party. If the dispute is not resolved within 10 days (or any period agreed to by Assignee and Assignor) after the first meeting for informal negotiations, then Assignor shall, within 5 working days thereafter, submit a final written offer for settling the dispute. Within 5 days of receipt of the offer, Assignee must either accept or reject the offer, if any, or submit its own settlement offer. Within 5 days of its receipt of Assignee's response, Assignor must accept or reject Assignee's offer. Failure to respond by any party shall be deemed a rejection of the outstanding offer. If the dispute is not settled within 5 working days of the last offer, then Assignee shall have all of the rights specified in the next succeeding paragraph. It is expressly understood and agreed that the foregoing procedure shall only apply to those amounts that are actually in dispute, and that

     Assignee shall at all times have the rights specified in the following paragraph with regard to any unpaid amounts that are not in dispute.

     In the event that Assignor fails to pay to Assignee any amounts due hereunder within fifteen (15) days of the receipt of a written demand for such payment from Assignee, or in the event that Assignor files for protection, whether voluntarily or involuntarily, under the bankruptcy laws of the United States, or in the event that any dispute is not settled in accordance with the immediately preceding paragraph, then Assignor hereby grants to Assignee
(i) the right to collect from the purchaser the proceeds from the sale of Assignor's share of oil produced from the Subject Property any amounts due Assignee hereunder (including interest) and not paid in accordance with the terms hereof. Each purchaser shall be entitled to rely on Assignee's written statement regarding the amount due Assignee hereunder and (ii) the right to take in kind up to fifty percent (50%) of the oil produced from the Subject Property (with the specific percentage taken to be determined by Assignee) until Assignee has received in kind an amount of oil equal in value to all amounts due Assignee hereunder (including interest). It is understood and agreed that the oil taken by Assignee under the terms hereof shall be valued by applying the formula for determining the Posted Price hereunder, utilizing prices in effect at the time such oil is taken by Assignee. It is further understood and agreed that, Assignee shall not incur any liability for the expenses of operating the Subject Property as a result of its taking oil under the terms hereof. It is expressly understood and agreed that the rights of Assignee granted in this paragraph are and shall be rights in and to the property covered hereby.

     All, notices, and any correspondence regarding the matters provided for herein shall be sent to the following addresses which may be changed by thirty
(30) days written notification:

   				For Assignor:                   For Assignee:
			____________________            ____________________
			____________________            ____________________
			____________________            ____________________

     The rights, titles and interest herein assigned shall inure to the benefit of the respective parties, and their legal representatives, successor and assigns.

     Executed on the dates shown on the acknowledgments below, but effective as of 6:58 a.m., local time, July 1, 1996, it being understood that the first year for which the Overriding Royalty provided for herein shall be determined and paid shall consist of that period from July 1, 1996 to December 31, 1996, and that said Override shall be determined and paid on an annual basis thereafter.

FORMAX OIL COMPANY                  SAN JOAQUIN PRODUCTION COMPANY

By:                                 By:

Name:                               Name:

Title:                              Title:

Date:                               Date:


STATE OF

COUNTY OF

     	This instrument was acknowledged before me on _____________, 1996, by ______________________________, _________________________ of
FORMAX OIL COMPANY, a ___________________ corporation, on behalf of said corporation.

My Commission Expires:  		                 _______________________
                                												Notary Public in and for
                                												the State of _______________

STATE OF TEXAS

COUNTY OF

    	This instrument was acknowledged before me on _____________, 1996, by _________________________________, ___________________________ of
SAN JOAQUIN PRODUCTION COMPANY, a Louisiana corporation, on behalf of said corporation.

My Commission Expires:                     ________________________
                              														Notary Public in and for
                                												the State of Texas

                            ATTACHMENT 1
                      to Conveyance of Overriding
                    Royalty from Formax Oil Company
                   to San Joaquin Production Company

     Sample Calculation of the Overriding Royalty for 1998. To be used solely as an illustrative example and not for the purpose of reflecting any actual amounts payable.

        Base price=$13.213 ($12.70 escalated at 2%/year since 1996)


               Average     Difference     Barrels Produced      "Monthly
    Month    Posted Price  from Base          per Month          Amount"

January        $14.00        +.787             30000           $23,610.00
February       $13.00        -.213             25000           -$5,325.00
March          $13.25        +.037             22500             +$832.50
April          $12.50        -.713             30000          -$21,390.00
May            $12.75        -.463             35000          -$16,205.00
June           $14.00        +.787             25000          +$19,675.00
July           $14.50       +1.287             27500          +$35,392.50
August         $12.00       -1.213             25000          -$30,325.00
September      $13.00        -.213             30000           -$6,390.00
October        $13.75        +.537             32500          +$17,452.50
November       $14.00        +.787             30000          +$23,610.00
December       $13.00        -.213             27500           -$5,857.50



                                                   						Total  $35,080
                                                                 X  .75
                                         												Amount Due $26,310

                           EXHIBIT B-3

            Attached to and made a part of that certain
                       STOCK SALE AGREEMENT
                            between
                             Exxon
                              and
                      Berry Petroleum Company


CONVEYANCE OF OVERRIDING ROYALTY


STATE OF CALIFORNIA

COUNTY OF KERN


    		San Joaquin Production Company, a Louisiana Corporation, whose address is
 _________________ ("Assignor"), for ten dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, paid by Exxon Corporation, a New Jersey Corporation, whose address is _____________________ ("Assignee"), does hereby grant, convey, and sell unto Assignee that same Overriding Royalty that was granted to Assignor by
Formax Oil Company, by that Conveyance of Overriding Royalty ("said
Conveyance"), which was effective as of ___________, said Overriding Royalty covering the following described lands:

     Parcel 1:
     Lot 1: the southeast quarter of the northwest quarter; the east half of the east half of the southwest quarter of the northwest quarter; and that portion of the northeast quarter of the northwest quarter of fractional Section 36, Township 32 South, Range 23 East, Mount Diablo Meridian, in the unincorporated area of the County of Kern, State of California, according to the official plat thereof, described as follows:

     Beginning at the southwest corner of said northeast quarter of the northwest quarter; thence northerly on the west line of said northeast quarter of the northwest quarter 620 feet; thence at right angles easterly 500 feet; thence at right angles northerly 300 feet; thence at right angles easterly 400 feet; thence at right angles northerly 400 feet to the north line of said section; thence easterly along said section line to the north quarter corner; thence southerly 1320 feet to the southeast corner of said northeast quarter of the northwest quarter; thence westerly to the point of beginning.

     Parcel 2: The north 20 acres of Lot 4 and the north half of Lot 5 of fractional Section 36, Township 32 South, Range 23 East, Mount Diablo Meridian, in the unincorporated area of the County of Kern, State of California, according to the official plat thereof.

     It is understood and agreed that the purpose of this assignment is to grant to Assignee all rights and interests acquired by Assignor under said Conveyance, and Assignee hereby accepts all of such rights and interests subject to all of the terms and conditions of said Conveyance.

     It is agreed that the addresses for payment, notification, and correspondence provided for in said Conveyance are modified as follows, and this modification shall be provided to the Assignor in said Conveyance and shall constitute the notice required for a change of address under said Conveyance.

					For Assignor:                     For Assignee:
			____________________            ____________________
			____________________            ____________________
			____________________            ____________________

     The rights, titles and interest herein assigned shall inure to the benefit of the respective parties, and their legal representatives, successor and assigns.

     Executed on the dates shown on the acknowledgments below, but effective as of 6:59 a.m. local time, July 1, 1996.

SAN JOAQUIN PRODUCTION COMPANY              EXXON CORPORATION

By:                                         By:

Name:                                       Name:

Title:                                      Title:

Date:                                       Date:

STATE OF TEXAS

COUNTY OF

    	This instrument was acknowledged before me on _____________, 1996, by _________________________________, ___________________________ of
SAN JOAQUIN PRODUCTION COMPANY, a Louisiana corporation, on behalf of said corporation.


My Commission Expires:                        _________________________
                                 															Notary Public in and for
                                   													the State of Texas


STATE OF

COUNTY OF

    	This instrument was acknowledged before me on _____________, 1996, by _________________________________, ___________________________ of
EXXON CORPORATION, a New Jersey Corporation, on behalf of said corporation.


My Commission Expires:                        _________________________
		                                        						Notary Public in and for
                                                the State of Texas

                             EXHIBIT C

              Attached to and made a part of that certain
                   PURCHASE AND SALE AGREEMENT
                            between
                         Exxon CORPORATION
                              and
                      Berry Petroleum Company


             ALTERNATE DISPUTE RESOLUTION AND ARBITRATION


                      I.  NEGOTIATION PHASE

A. A party (referred to as "plaintiff" on occasion) may initiate negotiation proceedings by delivery of a certified or registered letter to the opposing party, referring to this Exhibit C and describing the dispute ("Claim" or "Claims"), a list of documents, data, and information relied upon in support of its contentions (copies of which must be attached), the terms (if any) of the Agreement and/or Closing or post-Closing documents that are relevant, and a proposed resolution of the dispute.

B. The opposing party (referred to as "defendant" on occasion) must respond within thirty working days to the address set forth in Article 16, setting out its contentions, a list of documents, data, and information in support of its position (copies of which must be attached), and its response to the proposed resolution, including any counterclaims. Each party will then have ten working days to amend, alter, or supplement its correspondence with further contentions and further documentation.

        If the opposing party does not respond, the party initiating the negotiation will send a second notice and, after a reasonable time, may proceed to submit a written settlement offer as provided in I.D. of this Exhibit.

C. If the parties are unable to resolve a dispute with correspondence, then within twenty working days (or any agreed period) following the completion of all supplements, alterations, or amendments, representatives of the parties will meet at least once and attempt to negotiate a resolution of all Claims. Each party may be represented at any meeting by persons of its choice, but at least one representative must be a line manager of the party. The meeting will occur at a place selected by the parties or, if they cannot agree, in the place Exxon designates.

D. If a Claim is not resolved within thirty working days (or any agreed period) of the first meeting for informal negotiation, then the plaintiff will, within five working days, submit a final written offer for settling all Claims (including defendant's counterclaims, if any) or a notice that it will not offer to settle the dispute. Within five working days of its receipt of the offer or notice, the defendant must either accept or reject the offer, if any, or submit its own settlement offer as to all Claims (including defendant's counterclaims, if any). Within five working days of its receipt of the defendant's response, plaintiff must accept or reject defendant's offer as to all Claims. Failure to respond shall be deemed a rejection of the outstanding settlement offer. If the Claims are not settled within five working days of the last settlement offer, either party may submit the Claims to binding arbitration under this Exhibit C by notice to the other party within thirty days.

        If neither party submits any remaining Claim to binding arbitration within thirty days, then the Claim may not be submitted to binding arbitration without beginning the Negotiation Phase again.

E. If the parties have settled any Claim, they will immediately execute settlement agreements and releases.

                        II. BINDING ARBITRATION PHASE

A.      Arbitrators

    	1. Number of Arbitrators. Unless the parties otherwise agree, three arbitrators will decide the Claims.

    	2. Qualification of Arbitrators. Each arbitrator will be an attorney admitted to practice in Texas or California, actively engaged in the practice of law on behalf of oil and gas producers for not less than ten years before selection and experienced with arbitration proceedings.

             If a Claim involves material factual issues concerning any science or engineering, one of the three arbitrators may, however, be a registered professional in Texas or Californian the most relevant discipline, actively engaged in his or her profession on behalf of oil and gas producers for not less than ten years.

             In addition, each arbitrator will disclose to the parties, before selection, the details of his or her previous representation or work for either party and any financial or personal interest in, or bias with respect to, either party or SJPC, Formax, the Formax Property, or with respect to the result of the arbitration proceeding.

    	3. Selection of Arbitrators. Each party may nominate for the other party's consideration a candidate for each arbitrator position by giving notice to the other party. A party receiving a nomination must accept or reject the nomination in writing.

             If after forty working days after the notice of arbitration, the parties have failed to select the arbitrators who must be attorneys, then application will be made to the American Arbitration Association ("AAA") to provide a list of five qualified nominees. Each party will have five working days after receiving the list to strike one nominee. If two or more nominees remain for any one position after each party makes its strikes, AAA will select the remaining arbitrator from the remaining nominees.

             A similar procedure will be followed for the selection of the technical arbitrator, except that the two arbitrators who are attorneys will propose a list of three nominees for strikes and select the arbitrator from the nominees, if necessary.

             If either party fails to respond to nominations or fails to vote on nominations, the opposing party may select the arbitrators and proceed with the arbitration proceedings as provided in these Arbitration terms.

             To avoid prejudice toward either party, either a neutral third party will be engaged to contact the nominees regarding availability, qualifications, and fees or the parties will make all contacts with potential arbitrators jointly.

    	4. General Duties and Authority of the Arbitrators. Throughout the proceedings, the arbitrators will promptly provide the parties with copies of all documents filed by a party and not provided to the other party or prepared by the arbitrators relating to the proceedings.

             The arbitrators will decide by majority vote all Claims and other issues in dispute, including whether any Claim may be arbitrated, conduct of the arbitration, discovery issues, admissibility of evidence, and interpretation and application of these Arbitration Terms will be decided by majority vote of the arbitrators.

      5. Proceeding Ex Parte. The arbitrators have authority and power to proceed ex parte if either party fails, after reasonable notice, to strike proposed arbitrators, attend hearings or conferences with the arbitrators, furnish the arbitrators with required papers, information, or briefs, or take any action required by these Arbitration Terms.

     	6. Resignation. If an arbitrator becomes unwilling or unable to serve or proceed with the arbitration, a replacement arbitrator will be selected under II.A.3. of this Exhibit; provided, however, nominations must be made within fifteen days of the arbitrator's notice to the parties of his or her resignation or the parties' becoming aware of the arbitrator's inability to proceed.

B. Representation The parties may be represented by legal counsel or other technical or professional persons.

C.     Pre-hearing Procedures

     1. Preliminary Hearing. Unless the parties agree otherwise, a preliminary hearing with the arbitrators will be held within ten working days of the selection of the arbitrators, to assist the arbitrators in establishing procedures and setting the hearing date and for other purposes necessary or desirable for the efficient and expedient disposition of the proceedings.

             Unless the parties agree otherwise, the maximum length of the arbitration hearing will be five consecutive and mutually convenient working days. The arbitrators will select the dates if the parties cannot agree. The arbitrators will send a notice of the arbitration hearing to each party, stating the procedures to be followed, including the order of testimony.

    	2.      Discovery.

   		a. The parties intend that there be a good faith, but limited, exchange of information, but only that information relevant to a disputed issue, without duplicating the costly, time-consuming, and burdensome procedures available in civil litigation.

    	b. The parties will promptly designate and exchange the names and addresses of all witnesses who may be called at the arbitration hearing; a brief statement of each witness's expected testimony; and lists and copies of exhibits that may be presented at the hearing. A witness may be designated as a fact witness, an expert witness, or both.

     c. The parties may depose any persons who may be called to testify at the hearing.

    	d. Each party may submit to the arbitrators one set of requests for production of relevant documents, one set of interrogatories containing not more than thirty questions (including subparts) soliciting relevant information, and requests for depositions of individuals with relevant information who are not identified by the opposing party as witnesses. The arbitrators may order responses if the discovery requests are reasonable in scope. Each party requesting documents, interrogatories, or depositions of persons who will not testify at the hearing will reimburse the opposing party for the opposing party's reasonable costs to respond to the requests, including, but not limited to, attorneys' fees, reproduction costs, staff time, and travel expenses. These costs are deemed to be the requesting party's costs under III.D. of this Exhibit.

     e. The time limit for each deposition is eight hours. The arbitrators may allow additional time if it can be shown that the deposition cannot reasonably be completed within eight hours. Each deposition will be held at a location convenient for the deponent.

     f. The arbitrators may subpoena persons designated as witnesses, representatives of the parties, and persons with information relevant to the dispute to appear for oral deposition.

     g. The arbitrators will establish a procedure to resolve discovery disputes and rule on dispositive motions promptly and efficiently. The procedure may include presenting motions by letter, as opposed to formal pleadings, and resolution by telephone conferences.

     h. The arbitrators may impose sanctions that they deem appropriate (including, but not limited to, awarding costs and attorneys' fees) for a party's failure to identify witnesses and the substances of their testimonies, to provide copies of exhibits, or to respond timely and in good faith to discovery requests. The arbitrators may extend any deadline in the interest of fairness if a party fails to comply with the Arbitration Terms.

     3. Pre-hearing Statements. At least thirty working days before the hearing, the parties will jointly prepare and file with the arbitrators an agreed pre-hearing statement setting out the disputed issues to be decided by the arbitration, a statement of agreed facts, the identity of witnesses, a list of exhibits that will be used, and copies of the documents concerning the disputed issues that the parties agree should be provided to the arbitrators.

    	4. Pre-hearing Briefs. Each party will also submit pre-hearing briefs. Unless the parties agree otherwise, the plaintiff's brief as to all Claims (including defendant's counterclaims) will be due twenty working days before the arbitration hearing; defendant's brief as to all Claims (including defendant's counterclaims) will be due ten working days before the hearing.

D.      Hearing

  1. Site of Hearing. The arbitration hearing will be held in Houston, Texas, at a location designated by Exxon, unless the parties agree otherwise.

  2. Conduct of Hearing. The hearing will begin on a Monday no later than seventy working days after the preliminary hearing. The maximum length of the hearing is five consecutive working days. Each party will have one-half of the scheduled hearing time for its case including direct, redirect, and rebuttal testimony, cross-examination of the opposing parties witnesses, and opening and closing statements, but excluding time attributable to the opposing party's objections during the hearing and questions. The arbitrators will preside at the hearing and rule on the admission and exclusion of evidence and procedural questions and may exercise all other powers conferred by statute on arbitrators. The hearing will be conducted as if it were an informal court trial. The arbitrators may question any witness appearing at the arbitration hearing. The parties may change these provisions by agreement.

  3.      Attendance of Witnesses and Production of Evidence.

    a. The arbitrators may subpoena witnesses and require production of documents.

    b. In addition to presenting evidence at the arbitration hearing through the testimony of qualified witnesses, either party may submit testimony by affidavit as follows. Testimony offered by affidavit must be submitted to the opposing party and the arbitrators at least thirty working days before the arbitration hearing. Either the opposing party or any arbitrator may, by written notice at least fifteen working days before the arbitration hearing, request that an individual affiant appear at the arbitration hearing for cross-examination. If the affiant was not previously identified as a witness, the opposing party will also have a reasonable opportunity to depose the affiant and to require that the affiant appear at the hearing. If, after notice within five working days of the deposition, the affiant is unable to appear at the hearing, the hearing will be rescheduled. If an affiant does not appear as requested either for the arbitration hearing or the deposition for whatever reason after timely request by a party, the testimony of the affiant will be disregarded by the arbitrator for all purposes.

            A party may not advance an issue at the arbitration hearing unless the party identified the issue in writing to the opposing party and the arbitrators at least thirty working days before the hearing. A party may not introduce or advance documentary evidence at the arbitration hearing unless it furnished a copy and identified it as an exhibit to the opposing party as provided in II.C.2.b. of this Exhibit and to the arbitrators at least thirty working days before the hearing. A party may not call a witness unless the opposing party has had an opportunity to depose the witness and the nature of the testimony was previously disclosed in writing to the opposing party as provided in II.C.2.b. of this Exhibit and to the arbitrators at least thirty working days before the hearing.

    c. If a witness (or affiant who is required to appear) is unable for good cause to appear at the hearing, the arbitrators may extend or postpone the hearing if reasonably necessary in the interest of fairness.

    d. All witnesses will give oral testimony at the hearing under oath administered by a court reporter, and all arbitrators must be present when evidence is adduced and admitted.

    4. Presentation of Evidence. The arbitrators will be guided by common sense and justice in allowing evidence to be presented. No federal or state rule relating to the order of proof, the conduct of the hearing, or the presentation and admissibility of evidence will be applicable in the arbitration hearing, except that the arbitrators must recognize and apply the attorney-client privilege and the work-product-immunity doctrine during pre-hearing discovery and at the hearing. Any relevant evidence, including hearsay, may be admitted by the arbitrators if responsible persons would reasonably rely on it in the conduct of serious affairs, regardless of the admissibility of the evidence in a court of law.

   	5. Completion of Hearing. The arbitrators will declare the hearing closed after the parties have presented their evidence and made their closing arguments. The time limit within which the arbitrators are required to make their decision will begin on the date the hearing closes.

            Unless expressly requested by the arbitrators, no briefs or other documents may be submitted by any party after the arbitration hearing concludes.

   	6. Extension of Time. The parties acknowledge that they have agreed to this arbitration provision to expedite settlement of their disputes, and the arbitrators are instructed that any extension of time must be reasonable and of the shortest length of time necessary to accommodate the reason for the delay.

E.      Award and Enforcement

   	1. Time, Bounds, and Form of Decision. Unless the parties agree otherwise, the arbitrators will decide each Claim and disputed issue within twenty working days after the date the hearing closes, based on applicable law and the testimony, documents, and other materials the parties submit before and during the arbitration hearing. The decision must be within the bounds set by the contentions of the parties. The decision must be in writing, including findings of fact and conclusions of law. Each arbitrator must sign the opinion, and each must indicate whether he or she supports the decision on each Claim and disputed issue.

     2. Decision of Arbitrators. The decision of the arbitrators is final and binding on the parties and nonappealable.

     3. Award. The arbitrators may award compensatory damages only. The arbitrators may not award, and the parties specifically waive their rights to, multiple damage awards that may be allowed by statute, punitive or exemplary damages, specific performance, rescission, or any other legal or equitable remedy.

     4. Enforcement. Judgment may be entered on the award, and the award may be judicially enforced. The award is final and binding, and no appeal from the award may be taken on the grounds of error in the application of the law or the findings of fact. After the arbitrators issue their decision, an aggrieved party may request an appropriate court to vacate the decision only under the circumstances set out in Section 10 of the U.S. Arbitration Act.

                          III.  GENERAL TERMS

  A. Extensions of Time. The parties may modify any time period provided in the Arbitration Terms Agreement.

  B.    Law.  The substantive law (including time bars) applicable to all Claims and disputed issues is the law of the Texas, without regard to the choice of law rules of Texas or any other jurisdiction.  The substantive law applicable to
        these arbitration provisions is the United States (Federal) Arbitration Act. The arbitration will be held in accordance with these Arbitration Terms and, for matters
        not specifically addressed in these Arbitration Terms in accordance with the U.S. (Federal) Arbitration Act, 9
        U.S.C. code section 1, et seq.   This Agreement, in which these
        Arbitration Terms are referenced, is a contract involving commerce within the meaning of the United States
        Arbitration Act, and, accordingly, the arbitrators are vested with all powers and authorities conferred under the Act and under these Arbitration Terms.

  C. Ex parte Communications. Except as expressly provided in II.A.5. of this Exhibit, no party may have any ex parte communication with the arbitrators. For the purposes of these Arbitration Terms, "ex parte communications" means both oral communications without the participation of a representative from the opposing party (or the written consent of the opposing party) and written communications unless a complete copy of the communication is provided to the representative of the opposing party simultaneously with service on the arbitrators.

  D. Payment of Expenses. If the arbitrators' award as to all Claims equals or exceeds plaintiff's final settlement offer as to all Claims as provided in I.D. of this Exhibit (or the total amount claimed if plaintiff declined or failed to make a settlement offer), the arbitrators will award the plaintiff an additional sum equal to its reasonable costs. If the arbitrators' award as to all Claims equals or is less than the defendant's settlement offer as to all Claims as provided in I.D. of this Exhibit (or zero if defendant declined or failed to make a settlement offer), the arbitrators will award the defendant a sum equal to its reasonable costs. If the arbitrators' award for all Claims is greater than the defendant's final settlement offer as to all Claims (or zero if the defendant declined or failed to make a settlement offer), but less than the plaintiff's final settlement offer as to all Claims (or the total amount claimed if the plaintiff declined or failed to make a settlement offer), each party will pay its own costs and its one-half share of the arbitrators' fees and expenses and the other arbitration costs. "Costs" as used in this III.D. of this Exhibit includes a party's attorneys' fees and expenses, staff time, and expenses, including the party's discovery costs under II.C.2.d. of this Exhibit and the party's one-half share of the arbitrators' fees and expenses and other arbitration costs.

  E. Stenographic Record. Subject to III.F. of this Exhibit, either party may hire a court reporter to produce a stenographic record at depositions, the hearing, or other proceedings. The requesting party must notify the other party of the arrangements in advance and must pay the costs incurred. If the opposing party wants a copy of the record, that party will be provided a copy upon payment of one-half of the cost of the stenographic record.

  F. Confidentiality. All proceedings and all information obtained during discovery or the proceedings, and the settlement agreement, if any, or arbitrators' award will be kept confidential and may not be disclosed or used by either party for a period of seven years from the date of the arbitrators' award, except as provided in these Arbitration Terms and except in connection with an action to enforce or challenge the arbitrators' award, if any, or as may be required by law or court order.

  G. Time. In computing any period prescribed or allowed by these Arbitration Terms, the day of the act, event, or default from which the designated period begins to run will not be included. The last day of the period is included, unless it is a Saturday, Sunday, or legal holiday (including a Texas state holiday), in which event the period runs until the end of the next day that is not a Saturday, Sunday, or legal holiday. The last day of the period will end for purposes of compliance with this Agreement at 5 p.m. Central Standard Time (or Central Daylight Savings Time when applicable).

  H.    Designated Representatives/Notice.  Whenever these
        Arbitration Terms provide for notice, exchange of information, or other communications between the parties, notice will be delivered to the representatives designated in Section 11.06 of the Agreement.

       	Notice to or service on any person other than a party's designated representative will not constitute notice or service on a party for purposes of these Arbitration Terms. Written notice to a party may be accomplished by personal service, overnight courier, facsimile, or U.S. mail. Service is accomplished upon receipt at the business office of the designated representative. Notices, exchanges of information, and other communications must also be delivered to designated counsel, if any, for each party, in the same manner as notice or service is provided a party's designated representative.

  I. Venue. An action to enforce or challenge these Arbitration Terms, including an action to confirm or vacate an arbitration award, must be brought in the U.S. federal district court in Houston, Texas.

  J. Waiver of Rules. Any party that proceeds under these Arbitration Terms after it knows or should have known that a party or arbitrator has not complied with any provision or requirement of these Arbitration Terms and that fails to file a written objection with the arbitrators within five calendar days after it knows or should have known of that noncompliance will be deemed to have waived its right to object.